Exhibit H

Execution Version

AMENDED AND RESTATED INVESTMENT AGREEMENT

by and among

AMC ENTERTAINMENT HOLDINGS, INC.,

SLA CM AVATAR HOLDINGS, L.P.

and

SARGAS INVESTMENT PTE.

Dated as of July 31, 2020

i

Exhibit A: Form of Amended and Restated Indenture

Exhibit B-1: Form of Joinder (Closing Assignments to Affiliates of Purchaser)

Exhibit B-2: Form of Joinder (Post-Closing Assignments to Affiliates of Purchaser)

Exhibit B-3: Form of Joinder (Assignments of Registration Rights)

Exhibit C: Form of Amended and Restated Issuer Agreement

Exhibit D: Intentionally Omitted

Exhibit E: Intentionally Omitted

Annex A: Plan of Distribution

ii

INVESTMENT AGREEMENT

This AMENDED AND RESTATED INVESTMENT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 31, 2020, is by and among (i) AMC Entertainment Holdings, Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07, the “Company”), (ii) SLA CM Avatar Holdings, L.P., a Delaware limited partnership (“SLA Purchaser”) and (iii) Sargas Investment Pte. Ltd, a Singapore private company limited by shares (“Sargas Purchaser” and together with SLA Purchaser and their successors and any Affiliate that becomes a Purchaser party hereto in accordance with Section 6.07, collectively, the “Purchaser”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I. This Agreement serves to amend and restate the Investment Agreement, dated as of September 14, 2018, in full.

WHEREAS, the Purchaser desires to surrender $600,000,000 aggregate principal amount of the Company’s 2.95% Convertible Notes due 2024 (the “Original Notes”) for cancellation, and in exchange the Company desires to issue to the Purchaser, $600,000,000 aggregate principal amount of the Company’s 2.95% Convertible Senior Secured Notes due 2026 (referred to herein as the “Note” or the “Notes”) in the form attached to the Indenture and to be issued in accordance with the terms and conditions of the Indenture and this Agreement; and

WHEREAS, the Company and the Purchaser desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” shall have the meaning set forth in Section 4.22(a).

“Additional Investment” shall have the meaning set forth in Section 4.16(a).

“Additional Investment Agreement” shall have the meaning set forth in Section 4.16(a).

“Additional Securities” shall have the meaning set forth in Section 4.16(a).

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of the Purchaser or any of the Purchaser’s Affiliates (and vice versa), (ii) the Sargas Purchaser and its Affiliates shall not be considered Affiliates of the Purchaser or any of the Purchaser’s Affiliates (and vice versa), (iii) for purposes of the definitions of “Beneficially Own”, “Registrable Securities”, “Silver Lake Group”, “Standstill Period” and “Third Party” and Sections 3.02(d), 3.02(f), 4.06, 4.07, 4.16 and 6.07 no portfolio company of any Affiliate of Silver Lake Group, L.L.C. that serves as general partner of, or manages or advises, any investment fund or other investment entity Affiliated with Silver Lake Group, L.L.C., the Purchaser or their respective Affiliates shall be deemed an Affiliate of the Purchaser and its other Affiliates (and vice versa) so long as such portfolio company (x) has not been directed, encouraged, instructed, assisted, advised or supported by, or coordinated with, the Purchaser or any of its Affiliates or any SL Person in carrying out any act prohibited by this Agreement or the subject matter of Section 4.18, (y) is not a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with either the Purchaser or any of its Affiliates with respect to any securities of the Company, and (z) has not received from the Purchaser or any Affiliate of the Purchaser or any SL Person, directly or indirectly, any Evaluation Material (as defined in the New Confidentiality Agreement) concerning the Company or its business, and (iv) no portfolio company of any Affiliate of Wanda or any investment fund or other investment entity Affiliated with Wanda or its Affiliates shall be deemed an Affiliate of Wanda and its other Affiliates (and vice versa). As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Available” shall mean, with respect to a Registration Statement, that such Registration Statement is effective and there is no stop order with respect thereto and such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such that such Registration Statement will be available for the resale of Registrable Securities and there is not a notice from the Company described in Section 5.03(c) in effect with respect to discontinuing dispositions of Registrable Securities.

“Beneficially Own”, “Beneficially Owned”, “Beneficial Ownership” or “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided, however, for purposes of this Agreement, the Purchaser or any of its Affiliates or any other person who Beneficially Owns Notes shall at all times be deemed to have Beneficial Ownership of shares of Class A Common Stock issuable upon conversion of the Notes Beneficially Owned by them, irrespective of any non-conversion period specified in the Notes or this Agreement or any restrictions on transfer or voting contained in this Agreement.

“Blackout Period” shall mean in the event that the Company determines in good faith that any registration or sale pursuant to any Registration Statement could reasonably be expected to materially adversely affect or materially interfere with any bona fide financing of the Company or any bona fide material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise then required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, or the Registration Statement is otherwise not Available for use (in each case as determined by the Company in good faith after consultation with outside counsel), a period of up to sixty (60) days; provided, that a Blackout Period may not be called by the Company more than twice in any period of twelve (12) consecutive months and the aggregate length of Blackout Periods in any period of twelve (12) consecutive months may not exceed ninety (90) days.

“Board of Directors” shall mean the board of directors of the Company or any duly authorized committee of the board of directors of the Company.

“Bribery Act” shall have the meaning set forth in Section 3.01(j).

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York or San Francisco, California are authorized or obligated by law or executive order to remain closed.

“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, first obtains after the date hereof Beneficial Ownership of Voting Stock representing more than fifty percent (50%) of the total voting power of the Company’s Voting Stock, or (iii) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company Common Stock immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than fifty percent (50%) of all of the voting power of the outstanding Voting Stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction; provided, that, notwithstanding the foregoing, the transactions contemplated by the Transaction Agreements, including the acquisition of the Notes, any disposition of such Notes upon the conversion thereof, any acquisition of Class A Common Stock upon conversion of the Notes, any deemed acquisition or disposition in connection therewith, and all transactions with the Company related thereto, shall not be deemed to constitute a Change in Control hereunder.

“Class A Common Stock” means the Class A common stock of the Company, par value $0.01 per share.

“Class B Common Stock” means the Class B common stock of the Company, par value $0.01 per share.

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“Code” shall have the meaning set forth in Section 3.01(m)(ii).

“Collateral” shall have the meaning set forth in the Indenture.

“Collateral Agent” shall mean U.S. Bank National Association, or another institutional trustee to be selected by the Company with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

“Committee” shall have the meaning set forth in Section 4.07(g).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company, par value $0.01 per share.

“Company Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.

“Company Reports” shall have the meaning set forth in Section 3.01(g)(i).

“Conversion Price” shall have the meaning set forth in the Indenture.

“Conversion Rate” shall have the meaning set forth in the Indenture.

“Copyright Security Agreement” means that certain Copyright Security Agreement, dated as of the Closing Date, by and between American Multi-Cinema, Inc. and the Collateral Agent.

“Covered Persons” shall have the meaning set forth in Section 4.07(h).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Eligible Participation Holders” shall have the meaning set forth in Section 5.02(c).

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” shall have the meaning set forth in Section 4.16(a).

“Executive Session” shall have the meaning set forth in Section 4.07(f).

“Extraordinary Transaction” shall have the meaning set forth in Section 4.18(a)(iv).

“FCPA” shall have the meaning set forth in Section 3.01(j).

“First Lien Intercreditor Agreement” shall have the meaning set forth in the Indenture.

“First Lien/Second Lien Intercreditor Agreement” shall have the meaning set forth in the Indenture.

“Free Writing Prospectus” shall have meaning set forth in Section 5.03(a)(v).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Global Security” shall have the meaning set forth in the Indenture.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Guarantee” shall have the meaning set forth in the Indenture.

“Guarantor” shall have the meaning set forth in the Indenture.

“Holder” shall have the meaning set forth in the Indenture.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” shall have the meaning set forth in Section 3.01(q)(ii).

“Indemnification Notice” shall have the meaning set forth in Section 4.22(b).

“Indemnified Persons” shall have the meaning set forth in Section 5.05(a).

“Indemnitee” shall have the meaning set forth in Section 4.22(a).

“Indenture” shall mean an amended and restated indenture in the form attached hereto as Exhibit A.

“Independence Requirements” shall have the meaning set forth in Section 4.07(g).

“Initial Registration Statement” shall have the meaning set forth in Section 5.01(a).

“Initiating Holder” shall have the meaning set forth in Section 5.02(c).

“Intellectual Property” shall have the meaning set forth in Section 3.01(p)(i).

“IRS” shall mean the Internal Revenue Service.

“Issuer Agreement” shall have the meaning set forth in Section 4.09(a).

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all or a portion of the rights and obligations of a Purchaser under this

Agreement, in the applicable form and substance for the circumstances as described and set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-3 attached hereto, as applicable, or such other form as may be agreed to by the Company and the Purchaser.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry of their respective direct reports, of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel.

“Leased Real Property” shall have the meaning set forth in Section 3.01(q)(i).

“Lien” shall have the meaning set forth in the Indenture.

“Losses” shall mean all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement.

“Majority in Interest of Selling Holders” shall mean the Initiating Holder(s) and/or Participating Holders for a particular offering that hold a majority of the applicable Subject Securities being offered and sold by all Initiating Holder(s) and Participating Holders (e.g., if Notes are being offered and sold, a majority of the Notes being offered and sold).

“Management Piggyback Waiver” shall mean a waiver to the Management Stockholders Agreement that was executed in connection with the Investment Agreement, dated as of September 14, 2018, among the Company and Affiliates of the Silver Lake Group.

“Management Stockholders Agreement” shall mean the Management Stockholders Agreement of the Company, dated as of August 30, 2012, as amended on December 17, 2013, by and between the Company and the other parties thereto, as giving effect to the Management Piggyback Waiver.

“Marketed Underwritten Offering” shall mean an Underwritten Offering involving reasonable and customary marketing efforts in excess of forty-eight hours by the Company and the underwriters.

“Material Adverse Effect” shall mean any events, changes or developments that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or development resulting from or arising out of the following: (a) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (b) events, changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (c) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Entity, or market administrator, (d) any changes in GAAP or accounting standards or interpretations thereof, (e) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (f) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, (g) COVID-19 or any law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of the COVID-19 pandemic or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith, (h) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that so long as they are not otherwise excluded by this Agreement, the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (i) any taking of any action (x) required by this Agreement or (y) at the express written request of the Purchaser, or (j) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such failure has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (a) through (e), to the extent that such event, change or development disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Minimum Ownership Threshold Test” shall mean that, at the time of determination, the Silver Lake Group collectively Beneficially Owns at least twenty-five percent (25%) of the number of outstanding shares of Company Common Stock Beneficially Owned by the Silver Lake Group collectively immediately following the Post-Closing Syndication (assuming, at both the time of determination and immediately following the Post-Closing Syndication, the conversion of the Notes or Original Notes, as the case may be, into Class A Common Stock on a full physical basis).

“New Confidentiality Agreement” shall mean the confidentiality agreement entered into by the Company, the Purchaser and an Affiliate of the Purchaser dated as of September 14, 2018.

“Nominating and Corporate Governance Committee” shall mean the Nominating and Corporate Governance Committee of the Board of Directors.

“Note” or “Notes” shall have the meaning set forth in the preamble hereto.

“NYSE” shall mean the New York Stock Exchange.

“OFAC” shall have the meaning set forth in Section 3.01(j).

“Offer Notice” shall have the meaning set forth in Section 4.16.

“Offering Terms” shall have the meaning set forth in Section 5.02(c).

“Orderly Sale Amount” shall have the meaning set forth in Section 5.02(d).

“Owned Real Property” shall have the meaning set forth in Section 3.01(q)(i).

“Participating Holder” shall have the meaning set forth in Section 5.02(c).

“Participation Notice” shall have the meaning set forth in Section 4.16.

“Participation Notice Period” shall have the meaning set forth in Section 4.16.

“Participation Percentage” shall mean a fraction, the numerator of which is the number of shares of Company Common Stock Beneficially Owned by the Silver Lake Group and/or the Sargas Purchaser and its Affiliates, collectively, as of the date of the Offer Notice (assuming the conversion of the Notes into Class A Common Stock on a full physical basis), and the denominator of which is the aggregate number of shares of Company Common Stock issued and outstanding as of such time (calculated in accordance with Rule 13d-3 of the Exchange Act for the purposes of determining the Silver Lake Group’s and the Sargas Purchaser and their Affiliates’ collective percentage ownership of the Company Common Stock).

“Permitted Lien” shall have the meaning set forth in the Indenture.

“Permitted Loan” means a mortgage, hypothecation, and/or pledge of the Notes and/or the shares of Class A Common Stock issuable or issued upon conversion of the Notes in respect of one or more bona fide loans by a Purchaser (or a controlled or controlling Affiliate of a Purchaser).

“Permitted Transaction” means the entry by a Purchaser (or a controlled or controlling Affiliate of a Purchaser) into any total return swap, asset swap or other derivative transaction or repurchase or reverse repurchase transaction with one or more financial institutions, which may or may not be secured by a pledge, hypothecation or other grant of security interest in the Notes and/or the shares of Company Common Stock and/or related assets and/or cash, cash equivalents and/or letters of credit, including, without limitation, any transaction pursuant to which a Purchaser or such controlled Affiliate, as applicable, transfers Notes and/or shares of Company Common Stock held by it, provided, that such Purchaser or such controlled Affiliate retains the economic effects of ownership of such Notes and/or shares of Company Common Stock following any such transfer.

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Personal Data” shall have the meaning set forth in Section 3.01(p)(ii).

“Piggyback Holders” shall mean Wanda and any Affiliate of Wanda who is a direct transferee of Piggyback Shares from Wanda or another Piggyback Holder, in each case who is a holder of “piggyback” rights under Section 3(b) of the Wanda Registration Rights Agreement.

“Piggyback Rights” shall mean the “piggyback” rights granted to certain holders of the Company’s Class A Common Stock and Class B Common Stock pursuant to Section 3(b) of the Wanda Registration Rights Agreement after giving effect to the Wanda Piggyback Amendment related thereto.

“Piggyback Shares” shall mean shares of Class A Common Stock that are held as of September 14, 2018 (after giving effect to the repurchase contemplated by the Wanda Repurchase Agreement) or that are issued upon conversion of shares of Class B Common Stock that are held as of September 14, 2018 (after giving effect to such repurchase) by Wanda, in each case together with any shares of Class A Common Stock issued upon any stock split, stock dividend or other distribution or in connection with a combination of shares, in each case, which shares of Class A Common Stock or other securities have not after September 14, 2018 been transferred, other than a direct transfer to an Affiliate of Wanda.

“Piggyback Termination Date” shall mean the date that the Piggyback Holders first cease to Beneficially Own at least 15% of the outstanding shares of Company Common Stock.

“Plan of Distribution” shall mean the plan of distribution substantially in the form attached hereto as Annex A.

“Post-Closing Syndication” shall mean, the sale, assignment, disposition and/or transfer of the Original Notes on September 14, 2018 in an amount equal to $150,000,000 to the Sargas Purchaser.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Designee” shall mean an individual then serving on the Board of Directors pursuant to the exercise of the SLA Purchaser’s rights pursuant to Section 4.07(a)(i) and/or Section 4.07(e), together with any designee(s) of the SLA Purchaser who is then standing for election to the Board of Directors pursuant to Section 4.07(a)(i) or who is being proposed for election by the SLA Purchaser pursuant to Section 4.07(e). For the avoidance of doubt, only one person may be a Purchaser Designee at any point in time.

“Real Property Leases” shall have the meaning set forth in Section 3.01(q)(i).

“Registrable Securities” shall mean the Subject Securities; provided, that any Subject Securities will cease to be Registrable Securities upon the earliest of (a) when such Subject Securities have been sold or otherwise disposed of pursuant to an effective Registration Statement or in compliance with Rule 144, (b) upon the later of the date (i) in the case of Subject Securities held by the Purchaser, no Purchaser Designee is on the Board of Directors and (ii) such Subject Securities are held or Beneficially Owned by any Person that together with its Affiliates Beneficially Own Subject Securities representing less than (x) 1.0% of the outstanding shares of Company Common Stock as of such time and such Subject Securities, and all Subject Securities Beneficially Owned by any Affiliate of such party, are freely transferable under Rule 144 without regard to volume or manner of sale limits or public information requirements (and, in the case of the Notes, such Subject Securities may be represented by an Unrestricted Global Security (as defined in the Indenture) when sold) and (y) $75,000,000 in aggregate principal amount of Notes (subject to the first proviso in Section 5.02(c) and the proviso in Section 5.02(g)), or (c) when such Subject Securities cease to be outstanding; provided, further, that any securities that have ceased to be Registrable Securities in accordance with the foregoing definition shall not thereafter become Registrable Securities and any securities that are issued or distributed in respect of securities that have ceased to be Registrable Securities are not Registrable Securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Article V, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel (including local counsel if required) and independent public accountants for the Company and of a single counsel for the holders of Registrable Securities, fees and expenses incurred by the Company in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., all the Company’s internal expenses, transfer taxes, and fees of transfer agents and registrars, but excluding any underwriting discounts and commissions, agency fees, brokers’ commissions and transfer taxes, in each case to the extent applicable to the Registrable Securities of the selling holders provided that Registration Expenses shall not include more than $50,000 per offering of fees and disbursements of counsel and other advisors for the holders of Registrable Securities.

“Registration Statement” shall mean any registration statement of the Company filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Registration Termination Date” shall have the meaning set forth in Section 5.01(b).

“ROFR Agreement” shall mean the Right of First Refusal Agreement entered into by the Purchaser and/or one or more of its Affiliates, the Company and certain stockholders of the Company dated as of the date hereof.

“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 405” shall mean Rule 405 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 4.12 Person” shall have the meaning set forth in Section 4.12.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among the Company, the Guarantors and the Collateral Agent.

“Security Documents” means, collectively, the Copyright Security Agreement, Security Agreement, the Trademark Security Agreement, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each for the benefit of the Collateral Agent, as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.

“Selling Holders” shall have the meaning set forth in Section 5.03(a)(i).

“Silver Lake Group” shall mean the SLA Purchaser together with its Affiliates, including SL Affiliates.

“Silver Lake Indemnitors” shall have the meaning set forth in Section 4.12.

“SL Affiliate” shall mean any Affiliate of Silver Lake Group, L.L.C. that serves as general partner of, or manages or advises, any investment fund or other investment entity Affiliated with Silver Lake Group, L.L.C. that has a direct or indirect investment in the Company.

“SL Director” shall mean the Purchaser Designee who is serving on the Board of Directors.

“SL Observer” shall have the meaning in Section 4.07(f).

“SL Person” shall mean any SL Director or SL Observer.

“SL Securities” shall have the meaning set forth in the Indenture.

“SLTM” shall mean Silver Lake Technology Management, L.L.C. or a successor thereto.

“Standstill Period” shall mean the period commencing on the Closing Date and ending on the earliest of (i) the later of (A) the date that is nine (9) months following such time as there is no Purchaser Designee serving on the Board of Directors (and as of such time the Purchaser no longer has board nomination rights pursuant to this Agreement or otherwise irrevocably waives in a writing delivered to the Company all of such rights) and (B) September 14, 2021, (ii) the effective date of a Change in Control and (iii) ninety (90) days after the date on which the Purchaser and its Affiliates do not Beneficially Own any Notes or any shares of Company Common Stock (other than any shares of Company Common Stock issued to any person as compensation for their service on the Board of Directors).

“Subject Securities” shall mean (i) the shares of Class A Common Stock issuable or issued upon conversion of the Notes; (ii) any other shares of Company Common Stock or

Additional Securities acquired by the Purchaser after the effective date of this Agreement at a time when such Purchaser or its Affiliates hold other Registrable Securities; and (iii) any securities issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i) or (ii) (without giving effect to any election by the Company regarding settlement options upon conversion) above or this clause (iii).

“Subsidiary” shall mean, with respect to any Person, (a) any other Person of which fifty percent (50%) or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect fifty percent (50%) or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries, or (b) any other Person of which such Person or any Subsidiary of such Person is a managing member or general partner.

“Take-Down Notice” shall have the meaning set forth in Section 5.02(c).

“Take-Down Participation Notice” shall have the meaning set forth in Section 5.02(c).

“Target Registration Date” shall have the meaning set forth in Section 5.01(a).

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.

“Third Party” shall mean a Person other than any member of the Silver Lake Group or any of their respective Affiliates.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the Closing Date, by and between American Multi-Cinema, Inc. and the Collateral Agent.

“Transaction Agreements” shall have the meaning set forth in Section 3.01(c).

“Transactions” shall have the meaning set forth in Section 3.01(c).

“Trustee” shall mean U.S. Bank National Association, or another institutional trustee to be selected by the Company with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

“Underwritten Offering” shall mean a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Stock” shall mean securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“Wanda” shall mean Dalian Wanda Group Co., Ltd.

“WKSI” shall mean a “well known seasoned issuer” as defined under Rule 405.

Section 1.02.    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, none of the Notes will have any right to vote, or except as expressly set forth in Section 10.02(b) of the Indenture any right to receive any dividends or other distributions that are made or paid to the holders of the shares of Company Common Stock.

ARTICLE II

EXCHANGE OF THE NOTES

Section 2.01.    Exchange of the Notes. Subject to the terms and conditions of this Agreement, at the Closing, occurring simultaneously with the execution of this Agreement, the Company is issuing to (i) the SLA Purchaser $450,000,000 aggregate principal amount of Notes and in exchange the SLA Purchaser is surrendering for cancellation $450,000,000 aggregate principal amount of the Company’s 2.95% Convertible Notes due 2024 and (ii) the Sargas Purchaser $150,000,000 aggregate principal amount of Notes, and in exchange the Sargas Purchaser is surrendering for cancellation $150,000,000 aggregate principal amount of the Company’s 2.95% Convertible Notes due 2024.

Section 2.02.    Closing.

(a)    The closing (the “Closing”) of the exchange of the Notes hereunder is taking place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153 on the date hereof, simultaneously with the execution of this Agreement (such date is sometimes referred to herein as the “Closing Date”).

(b)    To effect the exchange of Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)    The Company is executing and delivering, and has instructed the Trustee to execute and deliver, the Indenture. The Company is simultaneously delivering the fully executed Indenture to the Purchaser, against surrender and cancellation in full by or on behalf of the Purchaser of six hundred million dollars ($600,000,000) aggregate principal amount of the Company’s 2.95% Convertible Notes due 2024.

(ii)    The Company is (A) depositing $450,000,000 aggregate principal amount of Notes in book entry form on the books of The Depository Trust Company without restrictive legends and bearing an unrestricted CUSIP, in (x) the name of the SLA Purchaser, (y) the name of the Custodian (as defined in the Issuer Agreement) as record holder for the SLA Purchaser’s beneficial interest in the Notes or (z) the name of a collateral agent for the lenders of a Permitted Loan, and (B) issuing $150,000,000 in aggregate principal amount of Notes in the form of physical securities in the name of the Sargas Purchaser.

(iii)    The Company and the Guarantors, are executing and delivering to the Purchaser each of the Transaction Agreements.

(iv)    The Purchaser is delivering to the Company duly completed and executed IRS Form W-9 or applicable IRS Form W-8 (or any successor form).

(v)    Weil, Gotshal & Manges LLP, counsel for the Company, shall have furnished to the Purchasers its opinion, dated as of the Closing Date and addressed to the Purchasers, in form and substance satisfactory to the Purchasers.

(vi)    Husch Blackwell LLP, counsel for the Guarantors organized under the laws of Kansas and Missouri, shall have furnished to the Purchasers its opinion, dated as of the Closing Date and addressed to the Purchasers, in form and substance satisfactory to the Purchasers.

(vii)    Quarles & Brady, LLP, counsel for the Guarantor organized under the laws of the State of Arizona, shall have furnished to the Purchasers its opinion, dated as of the Closing Date and addressed to the Purchasers, in form and substance satisfactory to the Purchasers.

(viii)    Except as otherwise contemplated by the Security Documents and/or the Indenture, each document (including any Uniform Commercial Code financing statement) required by the Security Documents, or under law, in each case, to be filed, registered or recorded, or delivered for filing on or prior to the

Closing Date, including filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, in order to create in favor of the Collateral Agent, for the benefit of the Trustee and the holders of the Notes, a perfected first-priority lien and security interest in the Collateral that can be perfected by the making of such filings, registrations or recordations, prior and superior to the right of any other person (subject to Permitted Lien), shall be executed and in proper form for filing, registration or recordation.

(ix)    Prior to or on the Closing Date, the Company shall have furnished to the Purchaser such further information, certificates and documents as the Purchaser may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.    Representations and Warranties of the Company. Except as disclosed in the Company Reports filed with or furnished to the SEC and publicly available prior to the date hereof (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company represents and warrants to the Purchaser, as of the date hereof, as follows:

(a)    Existence and Power.

(i)    The Company and each Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware or its respective jurisdiction of organization and has all requisite corporate or other applicable power and authority to enter into each Transaction Agreement to which it is party and to consummate the Transactions. The Company and each Guarantor has all requisite corporate or other applicable power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement.

(ii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and each Guarantor has been duly qualified as a foreign corporation or other entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each Subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1.02(w) of the SEC’s Regulation S-X) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.

(b)    Capitalization. All the outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and except as otherwise set forth in the Company Reports, all outstanding shares of capital stock or membership interests of the Subsidiaries are owned by the Company either directly or through wholly owned Subsidiaries and are free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(c)    Authorization. The execution, delivery and performance of this Agreement, the Indenture, the Notes, the Security Documents and each Issuer Agreement (the “Transaction Agreements”) and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”) have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company and each Guarantor, as applicable. Assuming this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”). Assuming the Indenture constitutes the valid and binding obligation of the Trustee and the Collateral Agent, as of the date hereof, the Indenture (including each Guarantee set forth therein) is a valid and binding obligation of the Company and each Guarantor enforceable against the Company and such Guarantor in accordance with its terms, subject to the Enforceability Exceptions. Assuming the Security Documents constitute the valid and binding obligation of each of the parties thereto (other than the Company and the Guarantors), as of the date hereof, the Security Documents are a valid and binding obligations of the Company and each Guarantor party thereto, as applicable, enforceable against the Company and each such Guarantor in accordance with each of their terms, subject to the Enforceability Exceptions. The Security Documents, when executed and delivered in connection with the sale of the Notes, will create in favor of the Collateral Agent, for the benefit of itself, the Trustee and the holders of the Notes, valid and enforceable security interests in and liens on the Collateral (subject, solely as to enforceability, to the Enforceability Exceptions) and, upon the filing of appropriate Uniform Commercial Code financing statements in United States jurisdictions previously identified to the Collateral Agent and Trustee and the taking of the other actions, in each case as further described in the Security Documents, the security interests and liens granted pursuant thereto will constitute a perfected security interest in and lien on all right, title and interest of the Company and each Guarantor, in the Collateral described therein, and such security interests will be enforceable in accordance with the terms contained therein (subject, solely as to enforceability, to the Enforceability Exceptions) against all creditors of any grantor or mortgagor. Pursuant to resolutions in form and substance previously reviewed by the Purchaser, the Board of Directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act has approved, for the express purpose of exempting each such transaction from Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 thereunder to the extent applicable, the transactions contemplated by the Transaction Agreements, including the acquisition of the Notes, any disposition of such Notes upon the conversion thereof, any acquisition of Class A Common Stock upon conversion of the Notes, any deemed acquisition or disposition in connection therewith, and all transactions with the Company related thereto.

(d)    General Solicitation; No Integration. Other than with respect to the Silver Lake Group and its Affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its Knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

(e)    Valid Issuance. The Notes have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Notes will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions. The Guarantees of the Guarantors have been duly authorized by each of the Guarantors and, when the Notes have been issued and sold against receipt of the consideration therefor, the Guarantees will be valid and legally binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture. The Company has available for issuance the maximum number of shares (including make-whole shares) of Class A Common Stock initially issuable upon conversion of the Notes if such conversion were to occur immediately following Closing. The Class A Common Stock to be issued upon conversion of the Notes in accordance with the terms of the Notes has been duly authorized, and when issued upon conversion of the Notes, all such Class A Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights. The Guarantors include all Subsidiaries of the Company that guarantee obligations of the Company under the Credit Agreement, the Existing Senior Subordinated Notes or any other Indebtedness (each as defined in the Indenture).

(f)    Non-Contravention/No Consents. The execution, delivery and performance of the Transaction Agreements, the issuance of the shares of Class A Common Stock upon conversion of the Notes in accordance with their terms and the consummation by the Company and each Guarantor of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company or any Guarantor, (ii) any credit agreement, mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any of its Subsidiaries, or (iii) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, constitute a Material Adverse Effect. Assuming the accuracy of the representations of the Purchaser set forth herein, other than (A) any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes, (B) the filing of a Supplemental Listing Application with NYSE, (C) any required filings pursuant to the Exchange Act or the rules of the SEC or NYSE or (D) as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company and each Guarantor of the Transactions (in each case other than the transactions contemplated by Article V), except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made would not, individually or in the aggregate, constitute a Material Adverse Effect.

(g)    Reports; Financial Statements.

(i)    The Company has filed or furnished, as applicable all forms, reports, schedules, prospectuses, registration statements and other statements and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2019 (including, for the avoidance of doubt, its annual report on Form 10-K for the fiscal year ended December 31, 2019, collectively, the “Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)    Each of the consolidated balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act: (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto, and in the case of unaudited financial statements except for the absence of footnote disclosure, and (D) otherwise comply in all material respects with the requirements of the SEC.

(h)    Absence of Certain Changes. Since March 31, 2020, (i) until the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (ii) no events, changes or developments have occurred that would, individually or in the aggregate, constitute a Material Adverse Effect.

(i)    No Undisclosed Liabilities, etc. As of the date hereof (and prior to giving effect to the indebtedness of the Company and its Subsidiaries to be incurred on the date hereof), there are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on the face of the balance sheet, except (i) liabilities reflected or reserved against in the financial statements contained in the Company Reports, (ii) liabilities incurred since March 31, 2020 in the ordinary course of business (including liabilities under the Company’s 10.500% Senior Secured Notes due 2025 issued on April 24, 2020) and (iii) liabilities that would not, individually or in the aggregate, constitute a Material Adverse Effect.

(j)    Compliance with Applicable Law. Since January 1, 2019, each of the Company and its Subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local Governmental Entity applicable to the Company or such Subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not, individually or in the aggregate, constitute a Material Adverse Effect. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, since January 1, 2019, none of the Company, any of its Subsidiaries or, any of their respective directors, officers, agents or employees have (i) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official, in each case in violation of, or (ii) otherwise violated, any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), or the UK Bribery Act (the “Bribery Act”). Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, since January 1, 2019, neither the Company, any of its Subsidiaries nor any of their respective directors, officers, agents or employees has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign laws. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, (i) none of the Company’s or any of its Subsidiaries’ directors, officers, agents or employees is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and (ii) since January 1, 2019, neither the Company nor any of its Subsidiaries has engaged in any business with any person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable United States sanctions administered by OFAC. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Bribery Act and have maintained such policies and procedures in force.

(k)    Legal Proceedings and Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries (i) that would, individually or in the aggregate, constitute a Material Adverse Effect or (ii) that challenge the validity of or seek to prevent the Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a

Governmental Entity that would, individually or in the aggregate, constitute a Material Adverse Effect. As of the date hereof, except as would not, individually or in the aggregate, constitute a Material Adverse Effect, to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(l)    Investment Company Act. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m)    Taxes and Tax Returns.

(i)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect:

(A)    the Company and each of its Subsidiaries has timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all respects, and the Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Entity all Taxes that are required to be paid by it, except, in each case, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; and

(B)    there are no disputes pending, or claims asserted in writing, in respect of Taxes of the Company or any of its Subsidiaries for which reserves that are adequate under GAAP have not been established.

(ii)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)    No Piggyback or Preemptive Rights. Other than this Agreement, the Wanda Registration Rights Agreement and the Management Stockholders Agreement (in each case, without giving effect to the Wanda Piggyback Amendment and the Management Piggyback Waiver), there are no contracts, agreements or understandings between the Company and any person granting such person the right (other than rights which have been waived in writing or otherwise satisfied) to (i) require the Company to include in any Registration Statement filed pursuant to Article V any securities other than the Subject Securities or (ii) preemptive rights to subscribe for the Class A Common Stock issuable upon conversion of the Notes, except in each case of (i) and (ii), as may have been duly waived.

(o)    Intentionally Omitted.

(p)    Intellectual Property.

(i)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and its Subsidiaries own or possess sufficient rights to use all patents, patent applications, inventions, copyrights, know-how, trade secrets, trademarks, service marks and trade names and other technology and intellectual property rights (collectively, “Intellectual Property”) used in or necessary for the conduct of their respective businesses as currently conducted. The conduct of the respective businesses of the Company and its Subsidiaries does not infringe the Intellectual Property of others, and to the Company’s Knowledge, no third party is infringing any Intellectual Property owned by the Company or any of its Subsidiaries except, in each case, as would not, individually or in the aggregate, constitute a Material Adverse Effect.

(ii)    The Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable or confidential information relating to individuals in connection with the business (collectively, “Personal Data”). Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, (A) since January 1, 2019, the Company and its Subsidiaries have complied with all applicable laws, regulations and contractual obligations relating to the protection and security of Personal Data to which Company and its Subsidiaries are currently or have been subject, (B) neither the Company nor any of its Subsidiaries has received any written inquiries from or been subject to any audit or other proceeding by any Governmental Entity regarding its compliance with the foregoing and (C) the Company and its Subsidiaries have complied with all rules, policies and procedures established by the Company and its Subsidiaries with respect to privacy, publicity, data protection or collection and use of Personal Data gathered or accessed in the course of the operations of the Company and its Subsidiaries. Since January 1, 2019, there have not been any incidents of (x) a material violation by Company or any of its Subsidiaries of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (y) any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries by any Person. To the Knowledge of the Company, the Company and its Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by the Company and its Subsidiaries is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

(iii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, since January 1, 2019 the Company and its Subsidiaries have complied with, and the Company and its Subsidiaries are presently in compliance with, in all material respects the Payment Card Industry Data Security Standard and all regulations of the credit card industry and its member banks regarding the collection, storage, processing, and disposal of credit card data to the extent applicable to the Company and its Subsidiaries.

(q)    Real Property.

(i)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and its Subsidiaries have valid and marketable title to all real property used or occupied by the Company or any of its Subsidiaries other than the Leased Real Property (the “Owned Real Property”), including all appurtenances thereto and fixtures thereon, free and clear of all liens or encumbrances. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and its Subsidiaries have a good and valid leasehold (or, as applicable, license or other) interest in all leases, subleases and other agreements under which the Company and its Subsidiaries use or occupy or have the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Real Property Leases”), in each case, free and clear of all liens or encumbrances. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each Real Property Lease is a valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

(ii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, all buildings, structures, fixtures and improvements included within the Owned Real Property or Leased Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use and there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, (A) there is no pending, or to the Knowledge of the Company, threatened proceedings in eminent domain or condemnation against any of the Owned Real Property or Leased Real Property, (B) no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Leased Real Property or Owned Real Property is pending nor threatened, (C) neither the Company nor any of its Subsidiaries has received any written notice of any violation of applicable laws or regulations, including zoning and land use regulations affecting the Leased Real Property or Owned Real Property and there are no present violations of applicable zoning and land use regulations affecting the Leased Real Property or Owned Real Property and (D) neither the Company nor any of its Subsidiaries has received written notice of any pending improvements, liens or special assessments from any Governmental Entity to be made against (x) the Leased Real Property for which the tenant under the Real Property Leases would be responsible or (y) the Owned Real Property for which the Company or any of its Subsidiaries would be responsible.

(iii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each theatre located on the Leased Real Property or Owned Real Property, together with the related items of personal property located therein, constitutes a fully-operable motion picture theatre, and each such motion picture theatre and related personal property is fit for the use for which it is intended and to which it is presently devoted.

(r)    No Additional Representations.

(i)    The Company acknowledges that the Purchaser makes no representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, and the Company has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement.

(ii)    The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, (i) no person has been authorized by the Purchaser to make any representation or warranty relating to the Purchaser or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by the Purchaser, and (ii) any materials or information provided or addressed to the Company or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02 of this Agreement and in any certificate delivered by the Purchaser pursuant to this Agreement.

Section 3.02.    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Company, as of the date hereof, as follows:

(a)    Organization; Ownership. The Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b)    Authorization; No Conflicts.

(i)    The Purchaser has full limited partnership power and authority to execute and deliver this Agreement and to consummate the Transactions to which it is a party. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions to which it is a party have been duly authorized by all necessary limited partnership action on behalf of the Purchaser. No other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii)    Intentionally Omitted.

(iii)    The execution, delivery and performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions to which it is a party and the compliance by the Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Purchaser or (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions to which it is a party by the Purchaser.

(c)    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions to which it is a party, except for any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Class A Common Stock upon the conversion of the Notes and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions to which it is a party by the Purchaser.

(d)    Securities Act Representations.

(i)    The Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the sale of the Notes is being made in reliance on a private placement exemption from registration under the Securities Act. The Purchaser is acquiring the Notes (and any shares of Class A Common Stock issuable upon conversion of the Notes) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Notes (or any shares of Class A Common Stock issuable upon conversion of the Notes) in violation of the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Notes (and any shares of Class A Common Stock issuable upon conversion of the Notes) and is capable of bearing the economic risks of such investment. The Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(ii)    Neither the Purchaser nor any of its Affiliates is acting in concert, and neither the Purchaser nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Purchaser, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities, in each case, other than in connection with the Transactions or with respect to any bona fide loan from one or more financial institutions.

(e)    Brokers and Finders. The Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(f)    Ownership of Shares. None of the Purchaser or its Affiliates Beneficially Own any shares of Company Common Stock (without giving effect to the issuance of the Notes hereunder) other than any shares of Company Common Stock that may be owned by managing directors, officers and employees of SLTM or other Silver Lake management entity or general partner in their individual capacities or in managed accounts over which such Person does not have investment discretion.

(g)    No Additional Representations.

(i)    The Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to the Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and the Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement.

(ii)    The Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that the Purchaser has been provided with sufficient access for such purposes. The Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchaser as having been authorized by the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement and in any certificate delivered by the Company pursuant to this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01.    Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable, in each case, under applicable laws and regulations (other than waive such party’s rights hereunder) to consummate and make effective the exchange of the Notes hereunder, subject to the terms and conditions hereof and compliance with applicable law. In case at any time after the date hereof, any further action is necessary under applicable laws or regulations to carry out the purposes of the exchange of the Notes, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the requesting party.

Section 4.02.    Intentionally Omitted.

Section 4.03.    Intentionally Omitted.

Section 4.04.    Securities Laws. The Purchaser acknowledges and agrees that the Notes (and the shares of Class A Common Stock that are issuable upon conversion of the Notes) have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities

Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. The Purchaser acknowledges that, except as provided in Article V with respect to shares of Company Common Stock, the Purchaser has no right to require the Company or any of its Subsidiaries to register the Notes or the shares of Class A Common Stock that are issuable upon conversion of the Notes.

Section 4.05.    Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate or, at the Company’s option, a share ownership statement representing such securities for an equivalent number of shares or another security of like tenor, as the case may be.

Section 4.06.    Antitrust Approval.

(a)    The Company and the Purchaser acknowledge that one or more filings under the HSR Act or foreign antitrust laws may be necessary in connection with the issuance of shares of Class A Common Stock upon conversion of the Notes. The Purchaser will promptly notify the Company if any such filing is required on the part of the Purchaser. To the extent reasonably requested, the Company, the Purchaser and any other applicable Affiliate of the Purchaser will use reasonable efforts to cooperate in timely making or causing to be made all applications and filings under the HSR Act or any foreign antitrust requirements, as applicable, in connection with the issuance of shares of Class A Common Stock upon conversion of Notes held by the Purchaser or any Affiliate of the Purchaser in a timely manner and as required by the law of the applicable jurisdiction; provided, that, notwithstanding anything in this Agreement to the contrary, the Company shall not have any responsibility or liability for failure of Purchaser or any of its Affiliates to comply with any applicable law. For as long as there are Notes outstanding and owned by Purchaser or its Affiliates, the Company shall as promptly as reasonably practicable provide (no more than four (4) times per calendar year) such information regarding the Company and its Subsidiaries as the Purchaser may reasonably request in order to determine what foreign antitrust requirements may exist with respect to any potential conversion of the Notes. The Purchaser shall be responsible for the payment of the filing fees associated with any such applications or filings.

(b)    No Holder of SL Securities (other than any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) in connection with an exercise of remedies) shall exercise its right to convert all or any portion of any SL Security prior to the termination or expiration of any required waiting periods (including any extensions thereof) applicable to the issuance of shares of Company Common Stock to the Holders of SL Securities and their Affiliates under the HSR Act.

(c)    In the event that, pursuant to Article 13 of the Indenture, the Company withdraws or revokes any notice of redemption under the Indenture in respect of SL Securities (as defined in the Indenture) and the SL Securities Holders (as defined in the Indenture) rescind notice of conversion of SL Securities, the Company shall reimburse each SL Securities Holders who Beneficially Owns such SL Securities for (i) any filing fees and other reasonable out-of-pocket costs, fees and expenses for applications and filings under the HSR Act or any foreign antitrust requirements incurred in preparation for conversion of Securities (as defined in the Indenture) in connection with the redemption that was contemplated by the withdrawn notice of redemption and (ii) all reasonable out-of-pocket costs, fees and expenses incurred by or on behalf of such Holder in connection with such conversion contemplated by such conversion notice and any related offering for resale.

Section 4.07.    Board Nomination; Observer; Committees.

(a)    Lee Wittlinger is currently serving on the Board of Directors as the Purchaser Designee. Notwithstanding anything herein to the contrary, neither the Board of Directors nor any committee thereof shall implement any policy, procedure, code, rule, standard or guideline applicable to the Board of Directors that is reasonably targeted at the Purchaser or any of its Affiliates or private equity sponsors or other similar asset managers.

(i)    The Company agrees that, subject to satisfaction of the requirements set forth in the first sentence of Section 4.07(c), the SLA Purchaser shall have the right to nominate one (1) nominee at each meeting, or action by written consent, of the Company’s stockholders pursuant to which individuals will be elected members to “Class III” (or such other class as the Company and the SLA Purchaser shall agree) of the Board of Directors (or at each meeting, or action by written consent, of the Company’s stockholders pursuant to which individuals will be elected members of the Board of Directors if the Board of Directors is not classified). Notwithstanding the foregoing, the SLA Purchaser shall not have a right to nominate any member to the Board of Directors pursuant to this Section 4.07(a)(i) at any time following such time as the Silver Lake Group does not satisfy the Minimum Ownership Threshold Test. From and after such time that the SLA Purchaser does not satisfy the Minimum Ownership Threshold Test, the Board of Directors may provide written notice to the SLA Purchaser (with a copy to the SL Director) requesting that such SL Director tender his or her resignation from the Board of Directors, in which case, the SLA Purchaser will promptly cause the SL Director to tender his or her resignation from the Board of Directors.

(ii)    Intentionally Omitted.

(iii)    Notwithstanding anything to the contrary contained herein, if the Company enters into a definitive agreement providing for the consolidation or merger of the Company with or into any Person in a transaction that would, when consummated, constitute a Change in Control (excluding for purposes of this Section 4.07(a)(iii), clauses (i) and (ii) of such definition), then, the SLA Purchaser’s rights to designate a Purchaser Designee under Sections 4.07(a)(i), and 4.07(e) shall forever terminate upon the consummation of such Change in Control.

(b)    Subject to the terms and conditions of this Section 4.07 and applicable law, the Company agrees to include the Purchaser Designee in its slate of nominees for election as directors of the Company at each of the Company’s meetings of stockholders or action by written consent of stockholders pursuant to which directors of the applicable “Class” are to be elected (or at each meeting of stockholders or action by written consent of stockholders pursuant to which directors are to be elected if the Board of Directors is not classified) and use its reasonable efforts to cause the election of such Purchaser Designee to the Board of Directors. The Company will be required to use the same level of efforts and provide the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent. For the avoidance of doubt, failure of the stockholders of the Company to elect any Purchaser Designee to the Board of Directors shall not affect the right of the Purchaser to nominate directors for election pursuant to this Section 4.07 in any future election of directors.

(c)    Each Purchaser Designee nominated pursuant to Section 4.07(a)(i) must be a managing director of SLTM or other Silver Lake management entity or general partner selected by the SLA Purchaser. As a condition to any Purchaser Designee’s appointment to the Board of Directors and nomination for election as a director of the Company at the Company’s annual meetings of stockholders the SLA Purchaser and such Purchaser Designee must in all material respects provide to the Company (1) all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business and (2) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business, with respect to the SLA Purchaser, its Affiliates and the applicable Purchaser Designee (provided, that, in each of the case of the foregoing subclauses (1) and (2), the Company shall request the same types of, and level of detail with respect to such, information with respect to the Purchaser Designee as it requests from each of the other members of the Board of Directors). The Company will make all information requests pursuant to this Section 4.07(c) in good faith in a timely manner that allows the SLA Purchaser and the Purchaser Designee a reasonable amount of time to provide such information, and will cooperate in good faith with the SLA Purchaser and the Purchaser Designee and their respective counsel in connection with their efforts to provide the requested information.

(d)    For so long as a SL Person is serving or participating on the Board of Directors, (i) the Company shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Company of any trades in the Company’s securities) or similar guideline or policy with respect to the trading of securities of the Company that applies to the SLA Purchaser or its Affiliates (including a policy that limits, prohibits, restricts SLA Purchaser or its Affiliates from entering into any hedging or derivative arrangements), in each case other than with respect to any SL Person solely in his or her individual capacity, except as provided herein, (ii) any share ownership requirement for any Purchaser Designee serving on the Board of Directors will be deemed satisfied by the securities owned by the SLA Purchaser and/or its Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the SLA Purchaser’s or its Affiliates’ transfers of securities pursuant to Article V (except as otherwise provided therein with respect to Blackout Periods) and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board of Directors be violated by any Purchaser Designee (x) accepting an invitation to serve on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of the Company or failing to notify an officer or director of the Company prior to doing so, (y) receiving compensation from the SLA Purchaser or any of its Affiliates, or (z) failing to offer his or her resignation from the Board of Directors except as otherwise expressly provided in this Agreement or pursuant to any majority voting policy adopted by the Board of Directors, and, in each case of (i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 4.07 shall not apply to the extent inconsistent with this Section 4.07 (but shall otherwise be applicable to the Purchaser Designee).

(e)    Subject to the terms and conditions of this Section 4.07, and assuming continued satisfaction of the Minimum Ownership Threshold Test, if a vacancy on the Board of Directors is created as a result of a Purchaser Designee’s death, resignation, disqualification or removal or the failure of the stockholders of the Company to elect a Purchaser Designee to the Board of Directors, in each case for whatever reason, or if the SLA Purchaser desires to nominate a different individual to replace any then-existing Purchaser Designee, then, at the request of the SLA Purchaser, the SLA Purchaser and the Company (acting through the Board of Directors) shall work together in good faith to fill such vacancy or replace such nominee as promptly as reasonably practical with a replacement Purchaser Designee subject to the terms and conditions hereof, and thereafter such individual shall as promptly as reasonably practical be appointed to the Board of Directors to fill such vacancy and/or be nominated as a Company nominee as the “Purchaser Designee” pursuant to this Section 4.07 (as applicable). For so long as the Board of Directors is classified, such replacement Purchaser Designee shall be nominated to the same “Class” of directors as the prior Purchaser Designee, unless otherwise agreed by the Company and the SLA Purchaser.

(f)    For so long as the SLA Purchaser has the right to nominate a member of the Board of Directors pursuant to this Section 4.07, the SLA Purchaser shall have the right to designate one (1) observer (including any substitute observer designated by the Purchaser) (the “SL Observer”) who shall be entitled, subject to the limitations set forth in this Agreement and applicable laws and governmental regulations, to attend (in person or telephonically) all meetings of the Board of Directors and any Committee thereof, in a non-voting observer capacity, and to receive copies of all notices, minutes, consents, agendas and other materials distributed to the Board of Directors and any Committee thereof; provided, however, if the Company believes in good faith that excluding any such materials (or portions thereof) from the SL Observer is necessary to preserve attorney-client privilege, such materials (or portions thereof) may be withheld from the SL Observer and the SL Observer may be excluded from any meeting or portion thereof related to such matters upon reasonable prior notice to the SL Observer (to the extent practicable); provided further, that in the event that the Board of Directors or any Committee, as applicable, determines to hold an executive session (an “Executive Session”), and the Board of Directors or Committee, as applicable, (acting reasonably and in good faith) determines that it would not be appropriate for the SL Observer to attend such Executive Session or any portion thereof, the SL Observer shall not have the right to attend, and shall recuse himself or herself from, such Executive Session or portion thereof to the extent requested by the Board of Directors. The SL Observer shall be a managing director or investment professional of SLTM or other Silver Lake management entity or general partner selected by the SLA Purchaser. Except as otherwise set forth herein, the SL Observer may participate in discussions of matters brought to the Board of Directors or any Committee thereof; provided, that the SL Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board of Directors or any Committee thereof and the SL Observer shall not owe any fiduciary duty to the Company, its Subsidiaries or the holders of any class or series of Company securities. If the SL Observer is unable to attend any meeting of the Board of Directors or a Committee thereof, the SLA Purchaser shall have the right to designate a substitute SL Observer with written notice to the Board of Directors or such Committee. Any SL Observer shall be subject to the terms of the New Confidentiality Agreement.

(g)    For so long as the SLA Purchaser is entitled to designate a Purchaser Designee who meets the Independence Requirements, each committee of the Board of Directors (each, a “Committee”) shall include as a member such Purchaser Designee who meets the Independence Requirements. As used herein, “Independence Requirements” shall mean any director and committee member independence requirements set forth pursuant to applicable law and the applicable rules and regulations of any stock exchange on which the Company Common Stock is listed, including the independence requirements established by the SEC, it being understood that, except as provided in any such requirements, the relationship of any Purchaser Designee or any other individual with the Silver Lake Group will not, by itself, prevent such Purchaser Designee or such individual from satisfying the Independence Requirements. Notwithstanding the foregoing, if the Board of Directors shall establish a Committee to consider (i) a proposed contract, transaction or other arrangement between the SLA Purchaser (or any of its Affiliates), on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (ii) the enforcement or waiver of the rights of the Company or any of its Subsidiaries under any agreement between the SLA Purchaser (or any of its Affiliates), on the one hand, and the Company or any of its Subsidiaries, on the other hand, then the Purchaser Designee (and the SL Observer) may be excluded from participation in such Committee (and any portion of a Board of Directors meeting at which such matters may be discussed by the full Board of Directors upon notice to the Purchaser Designee and the SL Observer).

(h)    To the fullest extent permitted by the DGCL and subject to applicable legal requirements and any express agreement that may from time to time be in effect, the Company agrees that any Purchaser Designee, SL Person, Silver Lake Group and any SL Affiliate or any portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates, and/or (iii) make investments in any kind of property in which the Company may make investments. To the fullest extent permitted by the DGCL, the Company renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of such person’s participation in any such business or investment. The Company shall pay in advance any reasonable out-of-pocket expenses incurred in defense of such claim as provided in this provision. Except as set forth below, the Company agrees that in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person and (y) the Company or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries. To the fullest extent permitted by the DGCL, the Company hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing stating that such offer is intended solely for such Covered Person in his or her capacity as a member of the Board of Directors, and waives any claim against each Covered Person and shall indemnify a Covered Person to the extent permitted by the DGCL against any claim, that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (C) does not communicate information regarding such corporate opportunity to the Company; provided, that, in each such case, any corporate opportunity which is expressly offered to a Covered Person in writing stating that such offer is intended solely for such Covered Person in his or her capacity as a member of the Board of Directors shall belong to the Company. The Company shall pay in advance any reasonable out-of-pocket expenses incurred in defense of such claim as provided in this provision, except to the extent that it is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) that (i) a Covered Person has breached this Section 4.07(h) or (ii) an SL Director has breached its fiduciary duties to the Company, in which case any such advanced expenses shall be promptly reimbursed to the Company.

(i)    For the avoidance of doubt, without limiting any other rights of the Purchaser or its Affiliates under this Agreement, each SL Director shall be entitled to receive Board fees and compensation and expense reimbursement according to the Company’s standard policies with respect to service on the Board of Directors or any Committee; provided, that if any such compensation shall be in the form of grants of awards of Company Common Stock or securities settled into, convertible into or exchangeable for Company Common Stock or any other securities of the Company, then such awards may be denominated with reference to such securities but such awards shall in all cases be settled in cash.

(j)    For the avoidance of doubt, notwithstanding anything in this Agreement or the Notes to the contrary, transferees of the Notes and/or the shares of Company Common Stock (other than Affiliates of the SLA Purchaser who sign a Joinder) shall not have any rights pursuant to this Section 4.07.

Section 4.08.    Intentionally Omitted.

Section 4.09.    Financing Cooperation.

(a)    If requested by the SLA Purchaser, the Company will provide the following cooperation in connection with the SLA Purchaser obtaining any Permitted Loan or Permitted Transaction: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender in the form attached hereto as Exhibit C, and subject to the consent of the Company (which will not be unreasonably withheld or delayed), with such changes thereto as are requested by such lender, (ii) if so requested by such lender or counterparty, as applicable, registering or re-registering the pledged Notes and/or shares of Class A Common Stock to be issued upon conversion of the Notes, as applicable, in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan or Permitted Transaction, with respect to Permitted Loans solely as securities intermediary or secured party and only to the extent the SLA Purchaser or its Affiliates continues to beneficially own such pledged Notes and/or shares of Class A Common Stock, (iii) entering into customary triparty agreements with each lender and the SLA Purchaser relating to the delivery of the Notes to the relevant lender (or re-registration of such Notes in the name of the Custodian (as defined in the Issuer Agreement) as record holder for the SLA Purchaser’s beneficial interest in the Notes or a lender of a Permitted Loan as secured party thereunder) for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligation under Article II to issue the Notes upon payment of the purchase price therefor in accordance with the terms of this Agreement (including satisfaction of the conditions set forth in Section 2.02(b)) and/or (iv) such other cooperation and assistance as the SLA Purchaser may reasonably request that will not unreasonably disrupt the operation of the Company’s business.

(b)    Anything in Section 4.09(a) to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement in connection with a Permitted Loan is conditioned on (x) the SLA Purchaser delivering to the Company a copy of the loan agreement for the Permitted Loan to which the Issuer Agreement relates and (y) the SLA Purchaser certifying to the Company in writing (A) that the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the SLA Purchaser has pledged the Notes and/or the underlying shares of Class A Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under Article V are being assigned to the lenders under that Permitted Loan, (C) that an event of default (as contemplated by the Margin Loan Agreement as defined in the Issuer Agreement) constitutes the only circumstances under which the lenders under the Permitted Loan may foreclose on the Notes and/or the underlying shares of Class A Common Stock and a transfer in connection with a (including a potential) Coverage Event (as contemplated by the Margin Loan Agreement as defined in the Issuer Agreement) constitutes circumstances under which the SLA Purchaser may sell the Notes and/or the underlying shares of Class A Common Stock in order to satisfy a margin call or repay a Permitted Loan, in each case to the extent necessary to satisfy or avoid a bona fide margin call on such Permitted Loan and that such provisions do not violate the terms of this Agreement and (D) that the SLA Purchaser acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. SLA Purchaser acknowledges and agrees that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Purchaser under this Agreement the SLA Purchaser shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

(c)    The Company’s obligation to deliver an Issuer Agreement in connection with a Permitted Transaction is conditioned on (x) the SLA Purchaser delivering to the Company a copy of the agreement for such Permitted Transaction and (y) the SLA Purchaser certifying to the Company in writing (A) that the counterparty to such Permitted Transaction is a bank or broker-dealer that is engaged in the business of financing debt securities (in the case of the Note) or stock (in the case of the Class A Common Stock) or similar instruments, (B) that the execution of such Permitted Transaction and the terms thereof do not violate the terms of this Agreement, (C) to the extent applicable, whether the registration rights under Article V are being assigned to the counterparty under that Permitted Transaction, (D) that an event of default (which shall be only credit events of the SLA Purchaser and/or its controlled Affiliate and other events of default customary in margin lending and liquidity or debt leverage facilities) by the SLA Purchaser or its controlled Affiliate, or industry standard termination events, including but not limited to illegality, changes in tax law and force majeure constitute the only circumstances under which the counterparty or counterparties under the Permitted Transaction may exercise rights and remedies to transfer to itself or sell, the Notes and/or the underlying shares of Class A Common Stock purchased from SLA Purchaser (or its controlled Affiliate) or held as a hedge.

(d)    Upon request by the SLA Purchaser, the Company shall consider in good faith any amendments to this Agreement, the Indenture or the Notes proposed by the SLA Purchaser necessary to facilitate the consummation of a Permitted Loan transaction or Permitted Transaction, and the Company shall consent to any such amendment that is not adverse in any respect to the interests of the Company (as determined by the Company in its sole discretion upon the authorization of the disinterested members of the Board of Directors), it being acknowledged that the registration of the Notes for resale by the Target Registration Date is not adverse to the interests of the Company.

Section 4.10.    Certain Tax Matters. Notwithstanding anything herein to the contrary, the Company shall have the right to deduct and withhold from any payment or distribution made with respect to the Notes (or the issuance of shares of Class A Common Stock upon conversion of the Notes) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable Tax law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Entity on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) on any Notes, the Company shall be entitled to offset any such amounts against any amounts otherwise payable in respect of any or all Notes (or the issuance of shares of Class A Common Stock upon conversion of any or all Notes).

Section 4.11.    Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction, or if the Company proposes to take or omit to take any other action under Section 4.16 (including granting to the Purchaser the right to participate in any issuance of Additional Securities) or if the Company reasonably believes there is otherwise any event or circumstance that may result in the Silver Lake Group and/or any SL Person being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act (including the purchase by the SLA Purchaser or any of its Affiliates of any Additional Securities under Section 4.16 or pursuant to the acquisition by the Purchaser or any of its Affiliates of any Company Common Stock pursuant to the ROFR Agreement), and if any SL Person is serving or participating on the Board of Directors at such time or has served on the Board of Directors during the preceding six (6) months, then upon request of the SLA Purchaser or any Purchaser Designee, (i) the Board of Directors or a Committee composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Silver Lake Group’s or any SL Person’s interests (in each case, to the extent such persons may be deemed to be a director or “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent applicable and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Company Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Silver Lake Group or any SL Person of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the SLA Purchaser or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Silver Lake Group’s and any SL Person’s (in each case, to the extent such persons may be deemed to be a director or “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent applicable.

Section 4.12.    D&O Indemnification / Insurance Priority Matters. Each SL Person (referred to in this Section as, the “Section 4.12 Persons”) shall be eligible to enter into an indemnification agreement consistent with the form thereof previously furnished by the Company. The Company acknowledges and agrees that any Section 4.12 Person who is a partner, member, employee, advisor or consultant of any member of the Silver Lake Group may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable member of the Silver Lake Group (collectively, the “Silver Lake Indemnitors”). The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Company’s certificate of incorporation, bylaws and/or indemnification agreement (including Section 5.05 hereof) to any Section 4.12 Person, in his or her capacity as a director or a board observer of the Company or any of its subsidiaries, as applicable (such that the Company’s obligations to such indemnitees in their capacities as directors or board observers, as applicable, are primary and any obligation of the Silver Lake Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors or board observers, as applicable, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) the certificate of incorporation and/or bylaws of the Company as in effect from time to time and/or (ii) such other agreement (including Section 5.05 hereof), if any, between the Company and such indemnitees, without regard to any rights such indemnitees may have against the Silver Lake Indemnitors. No advancement or payment by the Silver Lake Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the Silver Lake Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company.

Section 4.13.    Intentionally Omitted.

Section 4.14.    Transfers of SL Securities that are Global Securities. The Purchaser agrees that (i) except in the case of a foreclosure under a Permitted Loan pursuant to which the lender or the collateral agent thereunder is obligated to exchange the foreclosed interest in SL Securities that are Global Securities for a Global Security other than an SL Security, Purchaser and its Affiliates will only transfer their interests in SL Securities that are Global Securities to a Third Party if such Person receives such transferred interest in a Global Security other than an SL Security and (ii) Purchaser and its Affiliates may only transfer an interest in SL Securities that are Global Securities to an Affiliate of Purchaser, if such Affiliate continues to hold such transferred interest in Global Securities that are SL Securities and not any other Global Security.

Section 4.15.    Par Value. While the Purchaser owns any Notes, the Company will not, without the consent of the Purchaser, increase the par value per share of the Class A Common Stock to above $0.01 per share.

Section 4.16.    Participation Rights.

(a)    During the period beginning on September 14, 2020 and ending on September 14, 2021, whenever the Company or any of its Subsidiaries proposes to issue, directly or indirectly, any Additional Securities that are not Excluded Securities (such proposed issuance, an “Additional Investment”), the Company will consult with the SLA Purchaser reasonably in advance of undertaking such issuance and, if and only if the SLA Purchaser notifies the Company within five (5) Business Days following such consultation of its preliminary interest in receiving an offer to participate in such issuance (which indication shall not be binding upon the SLA Purchaser), the Company will provide written notice of such proposed issuance to the SLA Purchaser (an “Offer Notice”) at least ten (10) Business Days prior to the proposed date of the purchase agreement, investment agreement or other agreement (the “Additional Investment Agreement”). Each Offer Notice shall include the applicable purchase price per security for such Additional Investment, the aggregate amount of the proposed Additional Investment and the other material terms and conditions of such Additional Investment, including the proposed closing date. The Offer Notice shall constitute the Company’s offer to the SLA Purchaser to issue a portion of such additional securities (the “Offered Additional Investment”) equal to the product of (i) the number of shares of Company Common Stock to be issued in the Additional Investment (calculated on an as-converted basis, if applicable), multiplied by (ii) the Participation Percentage, substantially on the terms and conditions specified in the Offer Notice, which offer shall be irrevocable for five (5) Business Days following the date the Offer Notice is received by the SLA Purchaser (the “Participation Notice Period”). The SLA Purchaser may

elect to purchase up to all of the Offered Additional Investment on the terms proposed. If the SLA Purchaser elects to purchase all or a portion of such Offered Additional Investment specified in the Offer Notice, the SLA Purchaser shall (i) deliver to the Company during the Participation Notice Period a written notice stating the aggregate amount of the proposed Offered Additional Investment (the “Participation Notice”) and (ii) enter into an Additional Investment Agreement simultaneously with the other purchasers of the Additional Securities on the terms and at the price set forth in the Offer Notice. If the SLA Purchaser does not deliver a Participation Notice during the Participation Notice Period (or if, prior to the expiration of the Participation Notice Period, the SLA Purchaser delivers to the Company a written notice declining to participate in the Additional Investment specified in the Offer Notice), the SLA Purchaser shall be deemed to have waived its right to participate in such Additional Investment under this Section 4.16 and the Company shall thereafter be free to issue during the sixty (60) Business Day period following the expiration of the Participation Notice Period (or the receipt by the Company of a written notice from the SLA Purchaser declining to participate in such Additional Investment) such proposed Additional Investment to one or more Third Parties on terms and conditions no more favorable to any such Third Party than those set forth in the Offer Notice, unless otherwise agreed by the SLA Purchaser and the Company. Any obligation of the Company and the SLA Purchaser to participate in any Additional Investment shall in all cases be conditioned on applicable antitrust clearance or approval under antitrust or other applicable law, and the closing date for such Additional Investment shall not occur until the later of (x) at least two (2) Business Days after the SLA Purchaser’s receipt of such clearance or approval or the SLA Purchaser’s waiver of such conditions and (y) at least eleven (11) Business Days after the Company and the SLA Purchaser enter into the Additional Investment Agreement in respect of such Additional Investment, in each case of the foregoing clauses (x) and (y) unless otherwise agreed by the SLA Purchaser and the Company. The SLA Purchaser may from time to time assign (in whole or in part) and designate one or more of its Affiliates and/or the Sargas Purchaser and its Affiliates through which the participation right in this Section 4.16(a) may be exercised; provided, that, with respect to any Offered Additional Investment, any such co-investors and/or their respective Affiliates may only be assigned, and may only exercise, such participation right with respect to a portion of the applicable Offered Additional Investment that is no greater than such co-investor’s and its Affiliates’ pro rata share (measured as the aggregate principal amount of Notes (or shares of Class A Common Stock issued upon conversion of the Notes) held by such co-investor and its Affiliates relative to the aggregate principal amount of Notes (or shares of Class A Common Stock issued upon conversion of the Notes) then-outstanding, in each case, as of the time of determination). The issuance of “Additional Securities” means the issuance of any equity security, or instrument convertible into or exchangeable for any equity security, of the Company or any of its Subsidiaries, or the granting of any option, warrant, commitment or right by the Company or any of its Subsidiaries with respect to any of the foregoing. The issuance of “Excluded Securities” means any issuance of (i) Additional Securities as initial and/or deferred consideration to the selling Persons in an acquisition or business combination transaction by the Company or its Subsidiaries (including, for the avoidance of doubt, whether structured as a merger, consolidation, asset or stock purchase, or other similar transaction), (ii) Additional Securities to a third party financial institution in connection with a bona fide borrowing by the Company or its Subsidiaries, (iii) Additional Securities to the Company’s directors, employees, advisors or consultants (including as a result of the exercise of any option to subscribe for, purchase or otherwise acquire shares of

Company Common Stock or upon the vesting or delivery of any award of restricted stock units (including performance-based restricted stock units) that corresponds to Company Common Stock and/or an option to subscribe for, purchase or otherwise acquire shares of Company Common Stock), (iv) Additional Securities by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (v) Additional Securities to existing stockholders of the Company in connection with any stock split, stock combination, stock dividend, distribution or recapitalization, (vi) Additional Securities in connection with a bona fide strategic partnership or commercial arrangement with a non-affiliate of the Company or any of its Subsidiaries, other than (x) with a private equity firm or similar financial institution or (y) an issuance whose primary purpose is the provision of financing, and (vii) Additional Securities pursuant to an Underwritten Offering; provided, that, notwithstanding anything herein to the contrary, (1) the Company shall consult with the SLA Purchaser, in the case of an Underwritten Offering that is not a Marketed Underwritten Offering, at least three (3) Business Days prior, or, in the case of a Marketed Underwritten Offering, as soon as practicable but in any event at least five (5) Business Days prior, to the anticipated commencement of the applicable Underwritten Offering and (2) in the event that the SLA Purchaser notifies the Company of its intent to participate in such Underwritten Offering, such Additional Securities shall not be deemed to be Excluded Securities and the Company shall either (x) offer the SLA Purchaser the ability to purchase up to its Participation Percentage of the Additional Securities in a concurrent private placement transaction on the same terms and at the same price to the public as in the Underwritten Offering or (y) if the SLA Purchaser agrees in writing, direct the underwriters of the Underwritten Offering to permit the SLA Purchaser to participate in the Underwritten Offering for up to its Participation Percentage of the Additional Securities on the same terms and at the same price to the public as in the Underwritten Offering. If the SLA Purchaser elects to purchase the Additional Securities pursuant to this Section 4.16, the SLA Purchaser, at the SLA Purchaser’s expense, shall make any filings required in connection with such participation under antitrust or other applicable law promptly following the delivery to the Company of the corresponding Participation Notice and shall use reasonable efforts to obtain applicable antitrust clearance and/or approval under antitrust or other applicable laws.

(b)    Following the time, if applicable, that the Company becomes the ROFR Purchaser under the ROFR Agreement (capitalized terms used in this Section 4.16(b) that are not defined shall have the meanings ascribed thereto in the ROFR Agreement (for the avoidance of doubt, the term “Subject Securities” as used in this Section 4.16(b) shall have the meaning ascribed thereto in the ROFR Agreement)):

(i)    If the Company is informed by any Specified Holder that pursuant to the ROFR Agreement such Specified Holder is considering or proposing to deliver a Transfer Notice with respect to a Transfer of any Subject Securities (a “Preliminary Notice”), the Company shall notify the SLA Purchaser of such Preliminary Notice by no later than the following Business Day. Within four (4) Business Days of receipt of the Preliminary Notice, the SLA Purchaser shall inform the Company of whether it has a preliminary interest in receiving an offer to purchase from the Company a number of shares of Class A Common Stock equal in number to the Subject Securities to be included in such Transfer (which indication shall not be binding upon the SLA Purchaser).

(ii)    If the Company receives a Transfer Notice from a Specified Holder pursuant to the ROFR Agreement, and the SLA Purchaser has indicated its preliminary interest to receive an offer to purchase the Offered Securities pursuant to clause b(i) above, the Company will so notify the SLA Purchaser and provide the Purchaser with a copy of such Transfer Notice, within one (1) Business Day of receipt of such Transfer Notice. The SLA Purchaser shall have the right, but not the obligation, to purchase a number of shares of Class A Common Stock equal in number to the Subject Securities covered by the Transfer Notice (the “Offered Securities”), in cash in U.S. dollars at the same price and on the same material terms and conditions as specified in the Transfer Notice, but subject to the Company’s purchase of such Subject Securities pursuant to the ROFR Agreement and the receipt of any applicable governmental approvals and consents. To exercise such right under this Section 4.16(b), the SLA Purchaser must deliver an election notice to the Company within fifteen (15) Business Days after receipt by the SLA Purchaser of the copy of the Transfer Notice. If the Purchaser does not provide the Company an election notice electing to purchase the Offered Securities within such time period, then the SLA Purchaser shall be deemed to have forfeited its rights under this Section 4.16(b). If the SLA Purchaser delivers an election notice, it shall constitute a binding commitment of the SLA Purchaser to purchase the Offered Securities from the Company, which shall be conditional upon the consummation of the purchase of the related Subject Securities from the Specified Holder by the Company pursuant to and in accordance with the ROFR Agreement, and in the event that such purchase of the related Subject Securities from the Specified Holder by the Company or its permitted assignees is not consummated within the applicable time periods contemplated and required by Sections 2.1 or 2.2, as applicable, of the ROFR Agreement, or upon the date that is three (3) months from the delivery of the Preliminary Notice in accordance herewith, whichever is earlier, then the SLA Purchaser shall automatically be released from such obligation and commitment and have no liability in respect therefor.

(iii)    If the SLA Purchaser delivers its election notice to the Company to purchase the Offered Securities, and if the Company purchases the related Subject Securities pursuant to the ROFR Agreement, then the Company will sell, and the Purchaser will purchase, the Offered Securities pursuant to a purchase agreement containing customary terms and conditions and consummate such transaction within three (3) Business Days after all required governmental approvals or clearances are obtained, but in no event earlier than fifteen (15) Business Days following the Company’s purchase of the related Subject Securities pursuant to the ROFR Agreement.

Section 4.17.    Intentionally Omitted.

Section 4.18.    Standstill.

(a)    The SLA Purchaser agrees that, during the Standstill Period, it shall not, and shall cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others take any of the following actions without the prior consent of the Company (acting through a resolution of the Company’s disinterested directors):

(i)    make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Board of Directors or to approve any proposals submitted to a vote of the stockholders of the Company that have not been authorized and approved, or recommended for approval, by the Board of Directors, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board of the Directors at any stockholder meeting, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii)    form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not its Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly permitted by this Agreement;

(iii)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities that would result in the SLA Purchaser (together with its Affiliates), having Beneficial Ownership of more than 27.5% in the aggregate of the shares of the Company Common Stock outstanding at such time (assuming all the Notes are converted), excluding (A) any issuance by the Company of shares of Company Common Stock or options, warrants or other rights to acquire Company Common Stock (or the exercise thereof) to any SL Director as compensation for their membership on the Board of Directors and (B) any purchases of shares of Company Common Stock by the SLA Purchaser or its Affiliates pursuant to the ROFR Agreement; provided, that nothing herein will require any Notes or shares of Company Common Stock to be sold to the extent the SLA Purchaser and its Affiliates, collectively, exceeds the ownership limit under this paragraph as the result of a share repurchase or any other Company actions that reduces the number of outstanding shares of Company Common Stock. For purposes of this Section 4.18(a)(iii), no securities Beneficially Owned by a portfolio company of the SLA Purchaser or its Affiliates will be deemed to be Beneficially Owned by SLA Purchaser or any of its Affiliates only so long as (x) such portfolio company is not an Affiliate of the SLA Purchaser for purposes of this Agreement, (y) neither the SLA Purchaser nor any of its Affiliates has encouraged, instructed, directed, supported, assisted or advised, or coordinated with, such portfolio company with respect to the acquisition, voting or disposition of securities of the Company by the portfolio company and (z) neither the SLA Purchaser or any of its Affiliates is a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with that portfolio company with respect to any securities of the Company;

(iv)    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the SLA Purchaser or any of its Affiliates of any securities of the Company into any Third Party Tender/Exchange Offer (and any related conversion of Notes to the extent required to effect such tender) or the vote by the SLA Purchaser or any of its Affiliates of any voting securities of the Company with respect to any Extraordinary Transaction in accordance with the recommendation of the Board of Directors;

(v)    (A) call or seek to call any meeting of stockholders of the Company, including by written consent, (B) seek representation on the Board of Directors, except as expressly set forth herein, (C) seek the removal of any member of the Board of Directors (other than a SLA Purchaser Designee in accordance with Section 4.07), (D) solicit consents from stockholders or otherwise act or seek to act by written consent with respect to the Company, (E) conduct a referendum of stockholders of the Company or (F) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(vi)    take any action in support of or make any proposal or request that constitutes (A) controlling or changing the Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of Directors (other than with respect to a SLA Purchaser Designee in accordance with Section 4.07), or (B) any other material change in the Company’s management, business or corporate structure (except pursuant to any action or transaction permitted by Section 4.18(a)(iv));

(vii)    (A) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any member of the Silver Lake Group, (B) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (C) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)    make or issue, or cause to be made or issued, any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board of Directors, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(ix)    take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (viii) of this Section 4.18;

(x)    publicly announce an intention to do, or enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to, any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing; or

(xi)    seek to amend, waive or terminate any provision of this Section 4.18.

(b)    The foregoing provisions of Section 4.18(a) shall not be deemed to prohibit (i) any action that may be taken by any Purchaser Designee acting solely as a director of the Company consistent with his fiduciary duties as a director of the Company if such action does not include or result in any public announcement or disclosure by such Purchaser Designee, the SLA Purchaser or any of its Affiliates, (ii) the SLA Purchaser or any of its Affiliates or their respective managing directors or counsel from communicating on a confidential basis with the Company’s directors, officers or advisors (including for the purpose of requesting an amendment, waiver or termination of any provision of this Section 4.18) or (iii) the SLA Purchaser or any of its Affiliates from (A) making a confidential proposal to the Company or the Board of Directors for a negotiated transaction with the Company involving a Change in Control, (B) with the approval of the disinterested directors of the Company, pursuing and entering into any such transaction with the Company and (C) taking any actions in furtherance of the foregoing.

(c)    Notwithstanding the foregoing provisions of Section 4.18(a) or anything in this Agreement to the contrary, the SLA Purchaser and its Affiliates shall not be restricted from (i) acquiring securities with the prior written consent of the Company, (ii) participating in rights offerings conducted by the Company, (iii) receiving stock dividends or similar distributions made by the Company, (iv) tendering shares of Company Common Stock in a third party tender/exchange offer (or effecting any Permitted Loan or Permitted Transaction), (v) disposing of shares of Company Common Stock by operation of a statutory amalgamation, statutory arrangement or other statutory procedure involving the Company, (vi) any adjustment in the Conversion Price of the Notes or other securities acquired not in contravention of this Section 4.18, (vii) any conversion of the Notes or other securities acquired not in contravention of this Section 4.18 or (viii) acquiring any shares of Company Common Stock or other Additional Securities pursuant to or in connection with Section 4.16 and/or the ROFR Agreement.

Section 4.19.    Indenture Amendments and Supplements; Cooperation. For so long as the Silver Lake Group collectively Beneficially Owns any Notes, the Company shall not make any amendment or supplement to, or consent to a waiver of any provision of, the Indenture or the Notes of a type to which the first or second sentence of Section 9.02 of the Indenture applies, without the written consent of the holders of a majority in aggregate principal amount of the outstanding Notes (including, for the avoidance of doubt, Notes Beneficially Owned by the Silver Lake Group). The Company shall keep the Purchaser reasonably informed with respect to the Transactions.

Section 4.20.    Anti-Takeover Provisions. The Company shall, and shall cause each of its Subsidiaries to, (a) take all action necessary within their control (other than waiving any of the Company’s rights) so that no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation is applicable to the Silver Lake Group Beneficially Owning the Notes and the Class A Common Stock to be issued upon conversion of the Notes and transferring the Notes and the Class A Common Stock to be issued upon conversion of the Notes consistent with the terms of this Article IV or acquiring any shares of Company Common or Additional Securities Stock pursuant to or in connection with this Agreement and/or the ROFR Agreement, (b) not adopt or repeal, as the case may be, any anti-takeover provision in the certificate of incorporation, bylaws or other similar organizational documents of the Company’s Subsidiaries that is applicable to any of the foregoing, and (c) not adopt or repeal, as the case may be, any shareholder rights plan, “poison pill” or similar measure that is applicable to any of the foregoing, unless such rights plan or measures exempts the Beneficial Ownership of the Notes, such shares of Class A Common Stock by the Silver Lake Group and any shares of Company Common Stock and/or Additional Securities acquired pursuant to or in connection with this Agreement and/or the ROFR Agreement.

Section 4.21.    Tax Treatment. The Company and the Purchaser agree to (i) treat the Notes as indebtedness of the Company for U.S. federal and state income tax purposes and (ii) not treat the Notes as “contingent payment debt instruments” under U.S. Treasury Regulation Section 1.1275-4, and, in each case, neither party shall take any inconsistent tax position in a tax return or tax filing unless otherwise required by a tax authority in connection with a good faith resolution of a tax audit or other administrative proceeding.

Section 4.22.    Indemnification.

(a)    The Purchaser, its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents, including any SL Person or Purchaser Designee (each an “Indemnitee”) shall be indemnified and held harmless by the Company for any and all Losses to which such Indemnitees may become subject as a result of, arising in connection with, or relating to any actual or threatened claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity and whether public or private, before or by any Governmental Entity, any arbitrator or other tribunal (each, an “Action”) by any Person (including, without limitation, any stockholder of the Company and regardless of whether such Action is against an Indemnitee) arising out of or relating to the Transactions and the Original Notes transactions, including any Action (i) that alleges a breach of any duty, right or other obligation by the Company, any of its Subsidiaries and/or any officers or directors of any of the foregoing in such capacity and/or (ii) involving a claim or cause of action with respect to which the Indemnitees would not have any liability unless there were a breach of any duty, right or other obligation by the Company, any of its Subsidiaries and/or any officers or directors of any of the foregoing in such capacity, in each case with respect to any of the Transactions; provided, that the Company will not be liable to indemnify any Indemnitee for any such Losses to the extent that such Losses (w) have resulted from an Action by the Company against the Purchaser in connection with the Purchaser’s breach of this Agreement or an Indemnitee’s breach of the New Confidentiality Agreement, (x) are as a result of an Action brought against an Indemnitee by any Person who is a limited partner of, or other investor in, such Indemnitee in such Person’s capacity as a limited partner of, or other investor in, such Indemnitee or (y) as a result of any Action brought against the Purchaser or its Affiliates by any Person providing a Permitted Loan, a Permitted Transaction or other financing or hedging arrangement to the Purchaser or its Affiliates in connection with the Purchaser’s or its Affiliates’ investment in the Notes. The parties agree, for the avoidance of doubt, that this Section 4.22 shall not apply to any matter for which indemnification is otherwise provided in Section 5.05.

(b)    Each Indemnitee shall give the Company prompt written notice (an “Indemnification Notice”) of any third party Action it has actual knowledge of that might give rise to Losses, which notice shall set forth a description of those elements of such Action of which such Indemnitee has knowledge; provided, that any delay or failure to give such Indemnification Notice shall not affect the indemnification obligations of the Company hereunder except to the extent the Company is materially prejudiced by such delay or failure.

(c)    The Company shall have the right, exercisable by written notice to the applicable Indemnitee(s) within thirty (30) days of receipt of the applicable Indemnification Notice, to select counsel to defend and control the defense of any third party claim set forth in such Indemnification Notice; provided, that the Company shall not be entitled to so select counsel or control the defense of any claim if (i) such claim seeks primarily non-monetary or injunctive relief against the Indemnitee or alleges any violation of criminal law, (ii) the Company does not, subsequent to its assumption of such defense in accordance with this clause (c), conduct the defense of such claim actively and diligently, (iii) such claim includes as the named parties both the Company and the applicable Indemnitee(s) and such Indemnitees reasonably determine upon the advice of counsel that representation of all such Indemnitees by the same counsel would be prohibited by applicable codes of professional conduct, or (iv) in the event that, based on the reasonable advice of counsel for the applicable Indemnitee(s), there are one or more material defenses available to the applicable Indemnitee(s) that are not available to the Company. If the Company does not assume the defense of any third party claim in accordance with this clause (c), the applicable Indemnitee(s) may continue to defend such claim at the sole cost of the Company and the Company may still participate in, but not control, the defense of such third party claim at the Company’s sole cost and expense. In no event shall the Company, in connection with any Action or separate but substantially similar Actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees chosen by the Silver Lake Group, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend such Action or Actions, as the case may be.

(d)    No Indemnitee shall consent to a settlement of, or the entry of any judgment arising from, any claim for which such Indemnitee is indemnified pursuant to this Section 4.22, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the applicable Indemnitee(s), the Company, in the defense of any such claim, shall not consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting any Indemnitee, (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each such Indemnitee(s) of an unconditional release of such Indemnitee(s) from all liability with respect to such Action or (iii) includes any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. In any such third party claim where the Company has assumed control of the defense thereof pursuant to clause (c), the Company shall keep the applicable Indemnitee(s) informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such Indemnitee(s) copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such Indemnitee(s) and their respective counsels to confer with the Company and its counsel with respect to the conduct of the defense thereof, and permit such Indemnitee(s) and their respective counsel(s) a reasonable opportunity to review all legal papers to be submitted prior to their submission.

Section 4.23.    Certain Amendments. The Company shall not amend, restate, modify, waive or supplement Article III and/or Section 6.4 of the Wanda Repurchase Agreement without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed). The Company shall not amend, restate, modify, waive or supplement the Wanda Registration Rights Agreement (including the Wanda Piggyback Amendment) or the Management Stockholders Agreement (including the Management Piggyback Waiver), in each case, in a manner adverse to the holders of Registrable Securities in respect of such holders’ rights under Article V.

Section 4.24.    Intentionally Omitted.

ARTICLE V

REGISTRATION RIGHTS

Section 5.01.    Registration Statement.

(a)    The Company will use reasonable efforts to prepare and file and use reasonable efforts to cause to be declared effective or otherwise become effective pursuant to the Securities Act no later than the date that is three (3) months following the Closing Date (such date, the “Target Registration Date”), a Registration Statement (the “Initial Registration Statement”) in order to provide for resales of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, which Registration Statement will (except to the extent the SEC objects in written comments upon the SEC’s review of such Registration Statement) include the Plan of Distribution. In addition, the Company will from time to time after the Initial Registration Statement has been declared effective use reasonable efforts to file such additional Registration Statements to cover resales of any Registrable Securities requested to be registered by the Silver Lake Group that are not registered for resale pursuant to a pre-existing Registration Statement and will use its reasonable efforts to cause such Registration Statement to be declared effective or otherwise to become effective under the Securities Act and, subject to Section 5.02, will use its reasonable efforts to keep the Registration Statement continuously effective under the Securities Act at all times until the Registration Termination Date. Any Registration Statement filed pursuant to this Article V shall be on Form S-3 (or a successor form) if the Company is eligible to use such form and shall be an automatically effective Registration Statement if the Company is a WKSI (in which case, the Registration Statement may request registration of an unspecified amount of Registrable Securities to be sold by unspecified holders).

(b)    Subject to the provisions of Section 5.02 and further subject to the availability of a Registration Statement on Form S-3 (or any successor form thereto) to the Company pursuant to the Securities Act and the rules and interpretations of the SEC, the Company will use its reasonable efforts to keep the Registration Statement (or any replacement Registration Statement) continuously effective until the earlier of (such earlier date, the “Registration Termination Date”): (i) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan of distribution disclosed in the prospectus included in the Registration Statement and (ii) there otherwise cease to be any Registrable Securities.

(c)    Notwithstanding anything herein to the contrary, during such period of time from and after the Target Registration Date that the Company ceases to be eligible to file or use a Registration Statement on Form S-3 (or any successor form thereto), upon the written request of any holder or holders of Registrable Securities, the Company shall use its reasonable efforts to file a Registration Statement on Form S-1 (or any successor form) under the Securities Act covering the Registrable Securities of the requesting party and use reasonable efforts to cause such Registration Statement to be declared effective pursuant to the Securities Act as soon as reasonably practicable after filing thereof and file and cause to become effective such amendments thereto as are necessary in order to keep such Registration Statement continuously available. Each such written request must specify the amount and intended manner of disposition of such Registrable Securities; provided, that the minimum amount of such Registrable Securities shall be $75,000,000 or the remaining Registrable Securities held by such holder of Registrable Securities. When the Company regains the ability to file a Registration Statement on Form S-3 covering the Registrable Securities it shall as promptly as practicably do so in accordance with Section 5.01(a).

Section 5.02.    Registration Limitations and Obligations.

(a)    Subject to Section 5.01, the Company will use reasonable efforts to prepare such supplements or amendments (including a post-effective amendment), if required by applicable law, to each applicable Registration Statement and file any other required document so that such Registration Statement will be Available at all times during the period for which such Registration Statement is, or is required pursuant to this Agreement to be, effective; provided, that no such supplement, amendment or filing will be required during a Blackout Period. In order to facilitate the Company’s determination of whether to initiate a Blackout Period, the Purchaser shall give the Company notice of a proposed sale of Registrable Securities pursuant to the Registration Statement at least two (2) Business Days (or, if two (2) Business Days is not practicable, one (1) Business Day) prior to the proposed date of sale (which notice shall not bind the Purchaser to make any sale).

(b)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Registration Statement during any Blackout Period; provided, for purposes of this Section 5.02, the Company shall only be obligated to provide written notice to any holder or Beneficial Owner of Registrable Securities of any such Blackout Period, or the certificate described in the following sentence, if such holder or Beneficial Owner has specified in writing (including electronic mail) to the Company for purposes of receiving such notice such holder’s or Beneficial Owner’s address (including electronic mail), contact and fax number information. No sales may be made under the applicable Registration Statement during any Blackout Period. In the event of a Blackout Period, the Company shall (x) deliver to the holders of Registrable Securities a certificate signed by the chief executive officer, chief financial officer or general counsel of the Company confirming that the conditions described in the definition of Blackout Period are met (but which certificate need not specify the nature of the event causing such conditions to have been met), which certificate shall contain an approximation of the anticipated delay, and (y) notify each holder of Registrable Securities promptly upon each of the commencement and the termination of each Blackout Period, which notice of termination shall be delivered to each holder of Registrable Securities no later than the close of business of the last day of the Blackout Period. In connection with the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary and as required by applicable law shall as promptly as reasonably practicable prepare supplements or amendments, including a post-effective amendment, to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that the Registration Statement will be Available. A Blackout Period shall be deemed to have expired when the Company has notified the holders of Registrable Securities that the Blackout Period is over and the Registration Statement is Available. Notwithstanding anything in this Agreement to the contrary, the absence of an Available Registration Statement at any time from and after the Target Registration Date shall be considered a Blackout Period and subject to the limitations therein.

(c)    Any holder or holders of Registrable Securities that propose to be an Initiating Holder (as defined below) for a firm commitment Underwritten Offering of Class A

Common Stock that is to be consummated prior to the Piggyback Termination Date shall deliver a notice to each Piggyback Holder (a “Piggyback Notice”), which Piggyback Notice shall request that each such Piggyback Holder notify such proposed Initiating Holder (x) whether such Piggyback Holder wishes to participate in such Underwritten Offering and (y) if so, how many Piggyback Shares such Piggyback Holder proposes to sell in such Underwritten Offering. The Initiating Holder shall seek to include the requested amount of Piggyback Shares with respect to which the Initiating Holder has received from a Piggyback Holder written requests for inclusion therein within (i) in the case of an Underwritten Offering that is not a Marketed Underwritten Offering, one (1) Business Day after the date of the Piggyback Notice and (ii) in the case of a Marketed Underwritten Offering, three (3) Business Days after the date of the Piggyback Notice. At any time that a Registration Statement is effective and prior to the Registration Termination Date, if a holder or holders of Registrable Securities (collectively, an “Initiating Holder”) delivers a notice to the Company (a “Take-Down Notice”) stating that it or they intend to sell at least $75,000,000 of Registrable Securities in the aggregate held by such holder or holders (provided, that if a Purchaser and its Affiliates do not own at least $75,000,000 of Registrable Securities, they shall be permitted to deliver a Take-Down Notice to sell all of the Registrable Securities held by them), in each case, pursuant to the Registration Statement, then, the Company shall (i) amend or supplement the Registration Statement as may be necessary and to the extent required by law so that the Registration Statement remains Available in order to enable such Registrable Securities to be distributed in an Underwritten Offering (subject to Section 5.02(b)) and (ii) (x) within one (1) Business Day of receipt of the Take-Down Notice and confirmation of such receipt by the treasurer or chief financial officer of the Company and by counsel to the Company, deliver a written notice (a “Take-Down Participation Notice”) of any such request to all other holders of Registrable Securities (the “Eligible Participation Holders”), which Take-Down Participation Notice shall offer each such holder or holders the opportunity to include in such registration that number of Registrable Securities to be offered by the Initiating Holder as each such holder (a “Participating Holder”) may request. The Company shall include in such registration all such Registrable Securities with respect to which the Company has received from a holder entitled to receive a Take-Down Participation Notice pursuant to the preceding sentence written requests for inclusion therein within (i) in the case of an Underwritten Offering that is not a Marketed Underwritten Offering, one (1) Business Day after the date the Take-Down Participation Notice was delivered and confirmed received by the treasurer or chief financial officer of the Company and by counsel to the Company and (ii) in the case of a Marketed Underwritten Offering, three (3) Business Days after the date the Take-Down Participation Notice was delivered; provided, that each Selling Holder will retain the right to withdraw their Registrable Securities from such registration in writing to the underwriters prior to the pricing of the applicable offering. In connection with any Underwritten Offering of Registrable Securities for which a holder or holders deliver a Take-Down Notice and satisfy the dollar thresholds set forth in the first sentence of this Section 5.02(c) and the Take-Down Notice contemplates a Marketed Underwritten Offering, the Company will use reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts (which marketing efforts will not, for the avoidance of doubt, include a “road show” requiring such officers to travel outside of the city in which they are primarily located). A Majority in Interest of Initiating Holders shall have the right hereunder to, in their sole discretion: (i) select the underwriter(s) for each Underwritten Offering, (ii) determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement, including the underwriting discount and fees payable by the Selling Holders to the underwriters in such Underwritten Offering, as well as any other financial terms, (iii) determine the timing of any such registration and sale and (iv) determine the total number of Registrable Securities that can be included in such Underwritten Offering in consultation with the managing underwriters (collectively, the “Offering Terms”); provided, that the Initiating Holder shall consult with each other Participating Holder (other than any Participating Holder that is not a member of the Silver Lake Group) in respect of the Offering Terms. Each Selling Holder shall be solely responsible for all such discounts and fees payable to such underwriters in such Underwritten Offering for the Registrable Securities sold by such Selling Holder. Without the consent of a Majority in Interest of Initiating Holders, no Underwritten Offering pursuant to this Agreement shall include any securities other than Registrable Securities of the type (i.e., Notes or Company Common Stock) offered by the Initiating Holder in such Underwritten Offering.

(d)    If the managing underwriter or underwriters of any firm commitment Underwritten Offering advise the Selling Holders in writing that, in their view, the total amount of Registrable Securities proposed to be sold in such Underwritten Offering (including, without limitation, Registrable Securities proposed to be included by any Participating Holder and any Piggyback Shares proposed to be included by any Piggyback Holder exceeds the largest amount (the “Orderly Sale Amount”) that can be sold in an orderly manner in such Underwritten Offering within a price range acceptable to the Majority in Interest of Selling Holders, then there shall be included in such firm commitment Underwritten Offering an amount of Registrable Securities and Piggyback Shares not exceeding the Orderly Sale Amount, and such included amount of Registrable Securities and Piggyback Shares shall be allocated in the following order of priority (A) first, the Registrable Securities proposed to be included by the Selling Holders pro rata among the Selling Holders on the basis of the number and type of Subject Securities then proposed to be sold by the respective Selling Holders and (B) second, solely to the extent that shares of Company Common Stock are proposed to be included by the Piggyback Holders for an Underwritten Offering that is to be consummated prior to the Piggyback Termination Date, shares of Class A Common Stock proposed to be included by the holders of Piggyback Rights pro rata among the holders of Piggyback Rights on the basis of the number of shares of Class A Common Stock proposed to be sold by the respective holders of Piggyback Rights. Notwithstanding anything herein to the contrary, the amount of Piggyback Shares sold in any “block trade” or other Underwritten Offering that is not a Marketed Underwritten Offering effected pursuant to this Article V shall not exceed twenty percent (20%) of the number of shares of Class A Common Stock proposed to be sold by the holders of Registrable Securities in such offering.

(e)    If requested by the managing underwriter of an Underwritten Offering but solely for which a member of the Silver Lake Group is the Initiating Holder, unless such Initiating Holder otherwise agrees, no Eligible Participation Holder or Initiating Holder shall offer for sale (including by short sale), grant any option for the purchase of, or otherwise transfer (whether by actual disposition or effective economic disposition due to cash settlement, derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Registrable Securities or otherwise), any Notes or Company Common Stock (or interests therein) or securities convertible into or exchangeable for Notes or Company Common Stock without the prior written consent of such managing underwriter for a period designated by such managing underwriter in writing to the Eligible Participation Holders and the Initiating Holder, which shall begin the earlier of the date of the underwriting agreement and the commencement of marketing efforts, and shall not in any event last longer than sixty (60) days following such effective date. If requested by the managing underwriter of any such Underwritten Offering, each Eligible Participation Holder shall execute a separate agreement to the foregoing effect; provided, that each Eligible Participation Holder shall negotiate its respective lock-up agreement; provided, further, that if any such lock-up agreement (i) provides for exceptions from any restrictions contained therein, such exceptions shall automatically apply equally to each Selling Holder or (ii) is terminated or waived in whole or in part for any Selling Holder, such termination or waiver shall automatically apply to each other Selling Holder. Each lock-up agreement shall permit, and this Section 5.02(e) shall be deemed to permit, transfers pursuant to the terms of Permitted Loans, Permitted Transactions and other customary lock-up exceptions, including for gifts, distributions and other transfers not for value (and including in respect of customary charitable donations substantially contemporaneously with distribution to the donor, free of further lock-up agreement transfer restrictions by the donee, by a Selling Holder or its direct or indirect distributees). The obligations of any person under this Section 5.02(e) are not in limitation of lock-up or transfer restrictions that may otherwise apply to any Registrable Securities.

(f)    In addition to the registration rights provided in Section 5.02(c), holders of the Notes shall have analogous rights to sell such securities in a marketed offering under Rule 144A under the Securities Act through one or more initial purchasers on a firm-commitment basis, using procedures that are substantially equivalent to those specified in Section 5.02 and Section 5.03. The Company agrees to use its reasonable efforts to cooperate to effect any such sales under such Rule 144A. Nothing in this Section 5.02(f) shall impose any additional or more burdensome obligations on the Company than would apply under Section 5.02 and Section 5.03, in each case, mutatis mutandis in respect of a registered Underwritten Offering, or require that the Company take any actions that it would not be required to take in an Underwritten Offering of such Notes.

(g)    Notwithstanding anything herein to the contrary, (i) if holders of Registrable Securities engage or propose to engage in a “distribution” (as defined in Regulation M under the Exchange Act) of Registrable Securities, such holders shall discuss the timing of such distribution with the Company reasonably prior to commencing such distribution, and (ii) such distribution must not be for less than $75,000,000 of Registrable Securities held by such holders (provided, that, if collectively Purchaser and its Affiliates do not own at least $75,000,000 of Registrable Securities, they shall be permitted to engage in such distribution with respect to all of the Registrable Securities held by them).

(h)    In connection with a distribution of Registrable Securities in which a holder or holders of Registrable Securities are selling at least $75,000,000 of Registrable Securities, the Company shall, to the extent requested by the managing underwriter(s) of such a distribution, be subject to a restricted period of the same length of time as such holder agrees with the managing underwriter(s) (but not to exceed sixty (60) days) during which the Company may not offer, sell or grant any option to purchase Company Common Stock (in the case of an offering of Company Common Stock or securities convertible or exchangeable for Company Common Stock) and any debt securities (in the case of an offering of debt securities) of the Company, subject to customary carve-outs that include, but are not limited to, (i) issuances pursuant to the Company’s employee or director stock plans and issuances of shares upon the exercise of options or other equity awards under such stock plans and (ii) in connection with acquisitions, joint ventures and other strategic transactions.

(i)    The Company agrees not to provide notice to any party under the Management Stockholders Agreement related to any Registration Statement filed pursuant to this agreement, and it agrees not to permit any party to the Management Stockholders Agreement to register or sell shares of Company Common Stock in any offering effected pursuant to this Article V.

Section 5.03.    Registration Procedures.

(a)    In connection with the registration of any Registrable Securities under the Securities Act and in connection with any distribution of registered securities pursuant thereto as contemplated by this Agreement, or any analogous Rule 144A offering pursuant to Section 5.02(f), the Company shall as promptly as reasonably practicable, subject to the other provisions of this Agreement:

(i)    subject to the provisions of Section 5.01(a), use reasonable efforts to prepare and file with the SEC a Registration Statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable efforts to cause such Registration Statement to become and remain effective pursuant to the terms of this Article V; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the Registration Statement relating thereto; provided, further, that before filing such Registration Statement or any amendments or supplements thereto, including any prospectus supplements in connection with a sale referred to in a Take-Down Notice (but excluding amendments and supplements that do nothing more than name Selling Holders (as defined below) and provide information with respect thereto), the Company will furnish to the holders which are including Registrable Securities in such registration (“Selling Holders”) and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment (which comments will be considered in good faith by the Company) of the counsel (if any) to such holders and counsel (if any) to such underwriter(s), and other documents reasonably requested by any such counsel, including any comment letters from the SEC, and, if requested by any such counsel, provide such counsel and the lead managing underwriter(s), if any, reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus (including any prospectus supplement) included or deemed included therein and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a registered underwritten offering) of the Company, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriter(s) and their counsel) the Company’s books and records, officers, accountants and other advisors; provided, that such persons shall first agree in writing with the Company that any information that is reasonably designated by the Company as confidential at the time of delivery shall be kept confidential by such persons subject to customary exceptions;

(ii)    [reserved];

(iii)    subject to Section 5.02, prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary and to the extent required by applicable law to keep such Registration Statement effective and Available pursuant to the terms of this Article V;

(iv)    if requested by the lead managing underwriter(s), promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 5.03(a)(iv) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(v)    furnish to the Selling Holders and each underwriter, if any, of the securities being sold by such Selling Holders such number of conformed copies of such Registration Statement and of each amendment and supplement thereto, such number of copies of the prospectus and any prospectus supplement contained in or deemed part of such Registration Statement (including each preliminary prospectus supplement) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holders and underwriter(s), if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holders;

(vi)    use reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, and to apply for any necessary “CUSIPs” or analogous codes to identify such securities;

(vii)    use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)    as promptly as practicable notify in writing the holders of Registrable Securities and the underwriters, if any, of the following events: (A) the filing of the Registration Statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to such Registration Statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the SEC or any other U.S. or state Governmental Entity for amendments or supplements to such Registration Statement or the prospectus; (C) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) related to such registration cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, in the case of clause (F), that such notice need not include the nature or details concerning such event;

(ix)    use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (ix) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(x)    cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.;

(xi)    prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify or cooperate with the Selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “blue sky” laws of those jurisdictions within the United States as any holder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective until the Registration Termination Date; provided, that the Company will not be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (xi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xii)    use reasonable efforts to cooperate with the holders to facilitate the timely preparation and delivery of certificates or book-entry securities representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statements, which certificates or book-entry securities shall be free, to the extent permitted by the Indenture and applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such holders may request in writing; and in connection therewith, if required by the Company’s transfer agent, the Company will promptly after the effectiveness of the Registration Statement cause to be delivered to its transfer agent when and as required by such transfer agent from time to time, any authorizations, certificates, directions and other evidence required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Registration Statement; and agrees with each holder of Registrable Securities that, in connection with any Underwritten Offering or other resale pursuant to the Registration Statement in accordance with the terms hereof, it will use reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements (in each case on terms reasonably acceptable to the Company), including using reasonable efforts to procure customary legal opinions and auditor “comfort” letters.

(b)    The Company may require each Selling Holder and each underwriter, if any, to (i) furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such Registration Statement and/or any other documents relating to such registered offering, and (ii) execute and deliver, or cause the execution or delivery of, and to perform under, or cause the performance under, any agreements and instruments reasonably requested by the Company to effectuate such registered offering, including, without limitation, opinions of counsel and questionnaires. If the Company requests that the holders of Registrable Securities take any of the actions referred to in this Section 5.03(b), such holders shall take such action promptly and as soon as reasonably practicable following the date of such request.

(c)    Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 5.03(a)(viii), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable Registration Statement and prospectus relating thereto until such Selling Holder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus. The Company shall use reasonable efforts to cure the events described in clauses (B), (C), (D), (E) and (F) of Section 5.03(a)(viii) so that the use of the applicable prospectus may be resumed at the earliest reasonably practicable moment.

Section 5.04.    Expenses. The Company shall pay all Registration Expenses in connection with a registration pursuant to this Article V, provided, that each holder of Registrable Securities participating in an offering shall pay all applicable underwriting discounts and commissions, agency fees, brokers’ commissions and transfer taxes, if any, on the Registrable Securities sold by such holder, and similar charges.

Section 5.05.    Registration Indemnification.

(a)    The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Holder or such other Indemnified Person (as defined below) and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents of each such controlling Person (collectively, the “Indemnified Persons”), from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus, in each case related to such Registration Statement, or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 5.05(a)) will reimburse each such Selling Holder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents and each such Person who controls each such Selling Holder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents of each such controlling Person, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information regarding a holder of Registrable Securities or underwriter furnished in writing to the Company by any such person or any selling holder or underwriter expressly for use therein.

(b)    In connection with any Registration Statement in which a Selling Holder is participating, without limitation as to time, each such Selling Holder shall, severally and not jointly, indemnify the Company, its officers and directors and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the

Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 5.05(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding the Selling Holder furnished to the Company by such Selling Holder in writing for inclusion in such Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto.

(c)    Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d)    In any case in which any such action is brought against any indemnified party, the indemnified party shall promptly notify in writing the indemnifying party of the commencement thereof, and the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or a conflict of interest otherwise exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder. The failure of an indemnified party to give notice to an indemnifying party of any action brought against such indemnified party shall not relieve the indemnifying party of its obligations or liabilities pursuant to this Agreement, except to the extent such failure adversely prejudices the indemnifying party.

(e)    The indemnification provided for under this Agreement shall survive the sale or other transfer of the Registrable Securities and the termination of this Agreement.

(f)    If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. Notwithstanding any other provision of this Agreement, no holder of Registrable Securities shall be required to indemnify or contribute, in the aggregate, any amount in excess of its net proceeds from the sale of the Registrable Securities subject to any actions or proceedings over the amount of any damages, indemnity or contribution that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

(g)    The indemnification and contribution agreements contained in this Section 5.05 are in addition to any liability that the indemnifying party may have to the indemnified party and do not limit other provisions of this Agreement that provide for indemnification.

Section 5.06.    Facilitation of Sales Pursuant to Rule 144. For as long as the Purchaser or its Affiliates, or any financial institution pursuant to a Permitted Transaction or any Lender under any Permitted Loan Beneficially Owns Notes or any Class A Common Stock issued or issuable upon conversion thereof, to the extent it shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the SEC), and shall use reasonable efforts to take such further necessary action as any holder of Subject Securities may reasonably request in connection with the removal of any restrictive legend on the Subject Securities being sold, all to the extent required from time to time to enable such holder to sell the Subject Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

ARTICLE VI

MISCELLANEOUS

Section 6.01.    Survival of Representations and Warranties. Except for the warranties and representations contained in clauses (a)(i), (b), (c), (d), (e), (f)(i), (l) and (o) of Section 3.01 and the representations and warranties contained in Section 3.02, which shall survive the Closing until expiration of the applicable statute of limitations, the warranties and representations made herein shall survive for one (1) year following the Closing Date and shall then expire; provided, that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 6.02.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or sent via email (with non-automated receipt confirmed) as follows:

(a)     If to the Purchaser, to:

c/o Silver Lake

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention:      Karen King

Email:            Karen.King@SilverLake.com

and:

c/o Silver Lake

55 Hudson Yards

550 West 34th Street

40th Floor

New York, NY 10001

Attention:     Andrew J. Schader

Email:          Andy.Schader@SilverLake.com

With a copy (which shall not constitute actual or constructive notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Joshua Korff, P.C.

                    Michael Kim, P.C.

Email:         Joshua.Korff@kirkland.com

                     Michael.Kim@kirkland.com

(b)     If to the Company, to:

AMC Entertainment Holdings, Inc.

One AMC Way

Leawood, KS 66211

Attention:     General Counsel

Email:          kconnor@amctheatres.com

With a copy (which shall not constitute actual or constructive notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:     Ray C. Schrock, P.C.

                     Corey Chivers

Email:          Ray.Schrock@weil.com

                      Corey.Chivers@weil.com

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.

Section 6.03.    Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement (including all Exhibits and Annexes hereto), together with the agreements contemplated herein, including the New Confidentiality Agreement, set forth the entire agreement between the parties hereto with respect to the Transactions, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided, that (i) Section 4.07(h) shall be for the benefit of and fully enforceable by each of the Covered Persons, (ii) Section 4.12 shall be for the benefit of and fully enforceable by each of the Section 4.12 Persons and the Silver Lake Indemnitors, (iii) Section 4.22 shall be for the benefit of and fully enforceable by each of the Indemnitees, (iv) Section 5.05 shall be for the benefit of and fully enforceable by each of the Indemnified Persons and (v) Section 6.12 shall be for the benefit of and fully enforceable by each of the Specified Persons. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto (but solely in the case of any amendment or modification to Sections 4.07, 4.09 and 4.18 (and the related definitions) agreed by the Company, only if authorized by a resolution of the disinterested directors thereof) executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 6.04.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.05.    Public Announcements. No press release or public announcement related to this Agreement or the Transactions shall be issued or made by the Purchaser or its Affiliates without the prior written approval of the Company, unless required by law (based on the advice of counsel) in which case the Company shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing (but subject to the terms of the New Confidentiality Agreement), the Purchaser and its Affiliates shall not be restricted from communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided, that the recipient of such information is subject to a customary obligation to keep such information confidential. The Company may issue or make one or more press releases or public announcements (in which case the Purchaser shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication) and may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 6.06.    Expenses. The Company will reimburse the Purchaser for reasonable and documented out-of-pocket third-party expenses, including for one legal counsel, incurred in connection with the Transactions on the Closing Date and subject to the occurrence of, the initial purchase of the Notes on the Closing Date.

Section 6.07.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and Purchaser’s successors and assigns, and no other person; provided, that neither the Company nor the Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or the Purchaser in contravention hereof shall be null and void; provided, that (i) substantially contemporaneously with or at the Closing the Purchaser may assign all of its rights and obligations under this Agreement or any portion thereof to one or more Affiliates who execute and deliver a Joinder substantially in the form attached hereto as Exhibit B-1, and such Affiliate shall have all the rights and obligations of a Purchaser or any portion thereof (as set forth in such Joinder); provided, that no such assignment will relieve the Purchaser of its obligations hereunder, (ii) any Affiliate of the Purchaser who after the Closing Date executes and delivers a Joinder substantially in the form attached hereto as Exhibit B-2 and is a permitted transferee of any Notes or shares of Company Common Stock shall have all the rights and obligations of a Purchaser or any portion thereof (as set forth in such Joinder); provided, that no such assignment will relieve the Purchaser of its obligations hereunder, (iii) if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Purchaser, and (iv) the rights and obligations of a holder of Registrable Securities under Article V may be transferred and assigned but only together with Subject Securities (a) in connection with a transfer of (1) Notes in an aggregate principal amount of at least $75,000,000 or (2) Class A Common Stock or other Subject Securities issued or issuable upon conversion of at least $75,000,000 in aggregate principal amount of Notes; provided, that such transferee executes and delivers a Joinder substantially in the form attached hereto as Exhibit B-3 or (b) (x) to an Affiliate of the transferor that executes and delivers an applicable Joinder or (y) to a lender in connection with a Permitted Loan. For the avoidance of doubt, no Third Party to whom any of the Notes or shares of Company Common Stock are transferred shall have any rights or obligations under this Agreement except (and then only to the extent of) any rights and obligations under Article V to the extent transferable in accordance with this Section 6.07. Notwithstanding anything to the contrary set forth herein, the Purchaser may without the consent of any other party grant powers of attorney, operative only upon an event of default of the Company in respect of its obligation under Article II to issue the Notes upon surrender and cancellation of the Company’s 2.95% Convertible Notes due 2024 in accordance with the terms of this Agreement, to any lenders, administrative agent or collateral agent under any Permitted Loan or to any financial institution in connection with a Permitted Transaction, in each case to act on behalf of the Purchaser to enforce such obligation.

For the avoidance of doubt, no Third Party to whom any of the Notes are transferred shall have any rights or obligations under this Agreement except to the extent transferable in accordance with this Agreement.

Section 6.08.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.

Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.08(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.08.

Section 6.09.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 6.10.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.11.    Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 6.12.    Non-Recourse.

(a)    Notwithstanding anything to the contrary in this Agreement, the Purchaser’s liability for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of this Agreement or any other Transaction Agreement (whether willfully, intentionally, unintentionally or otherwise) or in respect of any oral representations made or alleged to have been made in connection herewith shall be no greater than an amount equal to $600,000,000 and the Purchaser shall have no further liability or obligation relating to or arising out of this Agreement, any other Transaction Agreement or the Transactions in excess of such amount. For the avoidance of doubt, the foregoing shall not limit the Company’s rights under Section 6.10.

(b)    This Agreement may only be enforced against, and any Action, claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners (general or limited), stockholder, controlling person, Affiliate, agent, attorney, advisor or representative of any party hereto, or any past, present or future director, officer, employee, incorporator, member, partners (general or limited), stockholder, controlling person, Affiliate, agent, attorney, advisor or representative of the foregoing (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Sean Goodman
	Name:	Sean Goodman
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Amended and Restated Investment Agreement]

SLA CM AVATAR HOLDINGS, L.P.

By:	SLA CM GP, L.L.C., its general partner

By:	/s/ Egon Durban
	Name:	Egon Durban
	Title:	Managing Director

[Signature Page to Amended and Restated Investment Agreement]

SARGAS INVESTMENT PTE. LTD.

BY:	SLA AVATAR HOLDINGS HOLDCO, L.P., in its capacity as Attorney-in-Fact

By:	SLA Avatar Holdings Holdco GP, L.L.C., its general partner

By:	Silver Lake Alpine Associates, L.P., its managing member

By:	SLAA (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Lee Wittlinger
	Name:	Lee Wittlinger
	Title:	Managing Director

[Signature Page to Amended and Restated Investment Agreement]

EXHIBIT A

FORM OF AMENDED AND RESTATED INDENTURE

A-1

EXHIBIT B-1

FORM OF JOINDER1

The undersigned is executing and delivering this Joinder, dated as of [●], 2020 (this “Joinder”), pursuant to that certain Investment Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and among AMC Entertainment Holdings, Inc., a Delaware corporation, SLA CM Avatar Holdings, L.P., a Delaware limited partnership and Sargas Investment Pte. Ltd, a Singapore private company limited by shares (collectively, the “Initial Purchaser”), and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

By executing and delivering this Joinder, the undersigned hereby accepts and assumes an assignment and transfer of (a) the Initial Purchaser’s right to acquire $[●] aggregate principal amount of the Notes at the Closing pursuant to Sections 2.01 and 2.02 and (b) the Initial Purchaser’s rights and obligations pursuant to Article V (Registration Rights) of the Investment Agreement with respect to such Notes. For the avoidance of doubt, the Initial Purchaser (i) confirms that the undersigned is an Affiliate of the Initial Purchaser, (ii) acknowledges that, notwithstanding the assignment of the right to acquire the Notes and the rights and obligations under Article V of the Investment Agreement described herein, all other rights and obligations with respect to the Investment Agreement shall remain rights and obligations of the Initial Purchaser and (iii) acknowledges that the Initial Purchaser shall be liable for any breaches of such other obligations under the Investment Agreement that result from actions taken by the undersigned without the consent of the Company.

The undersigned acknowledges and agrees that Sections 6.02, 6.03, 6.07, 6.08 and 6.12 of the Investment Agreement are incorporated herein by reference, mutatis mutandis (provided, that the notice information for the undersigned shall be as set forth on the signature page for the undersigned to this Joinder).

[Remainder of page intentionally left blank.]

[1]

To be used for an Affiliate of the Purchaser that will receive an assignment of the right to purchase Notes at the Closing and registration rights, but no other rights or obligations, for financing reasons.

[ ]

By:
Name:
Title:

Notices:

[Address]
[Email Address]

EXHIBIT B-2

FORM OF JOINDER2

The undersigned is executing and delivering this Joinder, dated as of [●], 2020 (this “Joinder”), pursuant to that certain Investment Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and among AMC Entertainment Holdings, Inc., a Delaware corporation, SLA CM Avatar Holdings, L.P., a Delaware limited partnership and Sargas Investment Pte. Ltd, a Singapore private company limited by shares (collectively, the “Initial Purchaser”), and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

By executing and delivering this Joinder, the undersigned hereby adopts and approves the Investment Agreement and agrees, effective commencing on the date hereof, to become a party to, and to be bound by and comply with the provisions of, the Investment Agreement and the New Confidentiality Agreement applicable to the Purchaser in the same manner as if the undersigned were an original Purchaser signatory to the Investment Agreement and the New Confidentiality Agreement.

The undersigned acknowledges and agrees that Sections 6.02, 6.03, 6.07, 6.08 and 6.12 of the Investment Agreement are incorporated herein by reference, mutatis mutandis (provided, that the notice information for the undersigned shall be as set forth on the signature page for the undersigned to this Joinder).

[Remainder of page intentionally left blank.]

[2]	To be used for an Affiliate of the Purchaser that is a transferee of Notes or Company Common Stock after the Closing.

[ ]

By:
Name:
Title:

Notices:

[Address]
[Email Address]

EXHIBIT B-3

FORM OF JOINDER3

The undersigned is executing and delivering this Joinder, dated as of [●], 2020 (this “Joinder”), pursuant to that certain Investment Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and among AMC Entertainment Holdings, Inc., a Delaware corporation, SLA CM Avatar Holdings, L.P., a Delaware limited partnership and Sargas Investment Pte. Ltd, a Singapore private company limited by shares (collectively, the “Initial Purchaser”), and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

By executing and delivering this Joinder, the undersigned hereby accepts and assumes an assignment and transfer of the Initial Purchaser’s rights and obligations pursuant to Article V (Registration Rights) of the Investment Agreement. For the avoidance of doubt, the Initial Purchaser (i) shall retain such rights and obligations pursuant to Article V (Registration Rights) of the Investment Agreement with respect to the Subject Securities that it may hold from time to time and (ii) shall not be liable for any breaches of such obligations under Article V (Registration Rights) of the Investment Agreement by the undersigned.

The undersigned acknowledges and agrees that Sections 6.02, 6.03, 6.07, 6.08 and 6.12 of the Investment Agreement are incorporated herein by reference, mutatis mutandis (provided, that the notice information for the undersigned shall be as set forth on the signature page for the undersigned to this Joinder).

[Remainder of page intentionally left blank.]

[3]	To be used for an assignment of registration rights only

[ ]

By:
Name:
Title:

Notices:

[Address]
[Email Address]

EXHIBIT C

FORM OF AMENDED AND RESTATED ISSUER AGREEMENT

July 31, 2020

JPMorgan Chase Bank, National Association

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Re:	Loan Agreement entered into by SLA CM Avatar Holdings, L.P.

Ladies and Gentlemen:

Reference is made to (x) that certain letter agreement, dated as of October 31, 2019 (the “Original Issuer Agreement”), delivered by AMC Entertainment Holdings, Inc. (the “Issuer”) in favor of JPMorgan Chase Bank, National Association (including any agent acting therefor, the “Lender”) (such letter agreement, the “Original Issuer Agreement”) and (y) the Margin Loan and Security Agreement dated as of October 31, 2019 (the “MLSA”) between SLA CM Avatar Holdings, L.P., a Delaware limited partnership (the “Borrower”), the other borrowers thereunder (collectively with the Borrower, the “Borrowers”) and the Lender (as amended and supplemented from time to time, and together with any security agreement executed in connection therewith, the “Margin Loan Agreement”). Whereas the Original Issuer Agreement was entered into with respect to those certain 2.95% Convertible Senior Notes due 2024 (the “Original Notes”) of the Issuer, owned by the Borrower and pledged under the MLSA, and whereas the Issuer has agreed to issue, and the Borrower has agreed to accept, in exchange for the Original Notes, 2.95% Convertible Senior Secured Notes due 2026 (the “Convertible Notes”) pursuant to that certain Amended and Restated Indenture, dated July 31, 2020 (the “Indenture”) between the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent. Therefore, in consideration of the premises and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer hereby agrees with the Lender to amend and restate the Original Issuer Agreement in its entirety as follows:

This letter agreement is being entered into at the request of SLA CM Avatar Holdings, L.P., a Delaware limited partnership (the “Borrower”), in connection with the Margin Loan and Security Agreement dated as of October 31, 2019 (the “MLSA”) between the Borrower, the other borrowers thereunder (collectively with the Borrower, the “Borrowers”) and JPMorgan Chase Bank, National Association, as lender (including any agent acting therefor, the “Lender”) (as amended and supplemented from time to time, and together with any security agreement executed in connection therewith, the “Margin Loan Agreement”, and the exercise of remedies by the Lender following an event of default under the Margin Loan Agreement, including in such exercise of remedies, foreclosure, assignments, transfers or other dispositions of the Pledged Convertible Notes or Pledged Common Stock (each as defined below) made in connection with a Market Value Cure Failure (as defined in the Margin Loan Agreement) or as otherwise contemplated by the Margin Loan Agreement, collectively, the “Exercise of Remedies” and, together with the Margin Loan Agreement, the “Transactions”). For purposes of this letter agreement, “Closing Date” shall mean October 31, 2019.

Pursuant to the Margin Loan Agreement, the Lender acquired a first priority security interest in, inter alia, (x) the Original Notes and any proceeds thereof, including the Convertible Notes (upon delivery of such Convertible Notes to the Collateral Agent (as defined in the Margin Loan Agreement) in the manner contemplated under the Margin Loan Agreement, the “Pledged Convertible Notes”) and/or (y) certain shares of Class A common stock (the “Common Stock”) of the Issuer that have been or may be received upon conversion or exchange (including any sale of Convertible Notes to the Issuer for a combination of cash and Common Stock) of the Convertible Notes from time to time (the “Pledged Common Stock”) to secure the Borrowers’ obligations under the Margin Loan Agreement. The Securities Intermediary under the Margin Loan Agreement has established on its books, one or more accounts (which may be the Lender or an affiliate thereof) (the “Custodian”) in each case subject to the security interest granted under the Margin Loan Agreement (each, a “Collateral Account”, and collectively, the “Collateral Accounts”). As used herein, “Business Day” means any day on which commercial banks are open in New York City, and “DTC” means the Depository Trust Company.

In connection with the Transactions:

1.

The Issuer confirms that based solely on the information provided to the Issuer prior to its execution of this letter agreement, it has no objection to the Transactions and none of the Transactions is subject to any insider trading or other policy or rule of the Issuer.

2.

Based solely on the information provided to the Issuer prior to its execution of this letter agreement, the Issuer confirms that the loan extended pursuant to the Margin Loan Agreement and secured by, inter alia, the Convertible Notes is a Permitted Loan as defined in the Investment Agreement (as defined in the Indenture, the “Investment Agreement”), and further agrees and acknowledges that the Borrower shall have the right to pledge or sell the Pledged Convertible Notes or Pledged Common Stock to the extent permitted in connection with Permitted Loans as described in the Investment Agreement.

3.

The Issuer acknowledges that the Borrower can assign by way of security to the Lender its rights under Article V of the Investment Agreement under the Margin Loan Agreement, as permitted by Section 6.07(iv)(b)(y) of the Investment Agreement, and confirms that it has no objection to the assignment of such rights under Article V of the Investment Agreement pursuant to Section 3.04 of the Margin Loan Agreement or any transfers of Pledged Convertible Notes or Pledged Common Stock under such Article V related thereto, or any assignment of such rights under Article V made in connection with any Market Value Cure Failure or Exercise of Remedies.

4.	Except as required by applicable law and stock exchange rules, as determined in good faith by the Issuer, the Issuer will not take any actions intended to hinder or delay any Exercise of Remedies by the Lender pursuant to the Margin Loan Agreement. Without limiting the generality of paragraphs 5 through 15 below, the Issuer agrees, upon Lender’s request after the occurrence of a Market Value Cure Failure under the Margin Loan Agreement or in connection with any Exercise of Remedies, to cooperate in good faith (and in accordance with, and subject to, the terms of the Indenture and in accordance with applicable law) with the Lender, the Trustee and/or the transfer agent relating to the Common Stock in any transfer of Pledged Convertible Notes or Pledged Common Stock made pursuant to any exercise by the Lender of its remedies under the Margin Loan Agreement or otherwise, including with respect to the removal of any restrictive legends.

5.

In connection with any Exercise of Remedies, the Issuer shall take such actions as are within its control to cause the transfer and settlement of Pledged Convertible Notes (in accordance with, and subject to, the terms of the Indenture) within two Business Days of notice by the Lender. Upon consummation of such transfer and settlement to the purchaser(s) designated by the Lender, such Pledged Convertible Notes shall be in book-entry DTC form.

6.

In connection with any Exercise of Remedies, the Issuer shall take such actions as are within its control to cause the transfer and settlement of any shares of Common Stock received upon conversion or exchange of the Pledged Convertible Notes within two Business Days of notice by the Lender. Upon consummation of such transfer and settlement to the purchaser(s) designated by the Lender, such shares of Common Stock (including any Pledged Common Stock) shall be in book-entry DTC form, without any restricted legends and bearing an unrestricted CUSIP.

7.

As of the date hereof, the Pledged Convertible Notes will be held in global form and represented as book-entry interests on the books of The Depository Trust Company without restrictive legends and bearing an unrestricted CUSIP with such book-entry interests credited to the Collateral Accounts.

8.

The Issuer agrees that the Pledged Convertible Notes may be sold without restriction under Rule 144 by any person that is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer.

9.

The Lender covenants and agrees with the Issuer that, to the extent the Pledged Convertible Notes consist of SL Securities, then in connection with any Exercise of Remedies by the Lender pursuant to the Margin Loan Agreement whereby the Lender forecloses on, sells, or transfers the Pledged Convertible Notes to itself, any affiliate or a third party, it shall, in connection with any such foreclosure, sale or transfer, request the exchange of such SL Securities in accordance with the Indenture for beneficial interests in another Global Security that is not a SL Security such that the transferee thereto does not own or hold any beneficial interest in any SL Security. Without limiting the generality of the foregoing, the Lender agrees and acknowledges that neither it nor any transferee that is not a member of Silver Lake Group (as defined in the Investment Agreement) shall be allowed to hold a beneficial interest in a Global Security that is a SL Security, own a Physical Security that is a SL Security or exercise any conversion rights in respect thereof.

10.

Any assignee of Lender’s rights and obligations under the Margin Loan Agreement shall enter into a joinder to this Issuer Agreement in form and substance reasonably satisfactory to the Issuer, or shall deliver to the Issuer a counterpart, executed by the assignee, of a substantially identical agreement and the Issuer shall promptly accept such assignment.

11.

The pledge by the Borrower of the Pledged Convertible Notes and the Pledged Common Stock pursuant to the Margin Loan Agreement, and any Exercise of Remedies by the Lender, are not restricted in any manner by the formation documents of the Issuer or any other agreement to which the Issuer is a party, other than the Investment Agreement and the Indenture.

12.

To the knowledge of the Issuer, neither the Pledged Convertible Notes nor the Pledged Common Stock is subject to any pledge, interest, mortgage, lien, encumbrance or right of setoff other than any such as may be created and may exist in favor of the Lender as a result of the Transactions.

13.

The Issuer shall make all payments or deliveries on the Pledged Convertible Notes and the Pledged Common Stock with a record date on and after the Closing Date to the Collateral Accounts (as irrevocably directed by the Collateral Agent) or otherwise in accordance with the Margin Loan Agreement.

14.

Subject to customary enforceability exceptions, the Convertible Notes are valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms. The Common Stock, when issued upon conversion or exchange of the Convertible Notes, will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

[SIGNATURE PAGE FOLLOWS]

Accepted and agreed,

AMC Entertainment Holdings, Inc., as Issuer

By:
Name:
Title:

JPMorgan Chase Bank, National Association, as Lender

By:
Name:
Title:

EXHIBIT 1

Form of Opinion of Counsel

AMC Entertainment Holdings, Inc.

[                    ]

Ladies and Gentlemen:

We are acting as counsel for [                    ] (“Secured Party”) in connection with the sale by it of [                    ] [2.95% Convertible Senior Secured Notes due 2026 / shares of Class A common stock] (the “Securities”) of AMC Entertainment Holdings, Inc., a Delaware corporation (“Issuer”), that were [received upon conversion or exchange of 2.95% Convertible Senior Secured Notes due 2026] pledged to it by SLA CM Avatar Holdings, L.P. (“Borrower”) to secure Borrower’s obligations pursuant to the Margin Loan and Security Agreement dated as of October 31, 2019 among, inter alia, Borrower and Secured Party.

We have examined a representation letter from Secured Party dated as of [                    ] (the “Seller’s Letter”) with respect to the sale of the Securities. In rendering the opinion expressed herein, we have relied exclusively on the Seller’s Letter, a copy of which is attached hereto as Schedule I, as to matters of fact, and we have without independent inquiry or investigation assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so and (v) all statements in the Seller’s Letter were and are accurate.

Based on the foregoing, we are of the opinion that the Securities may be sold by Secured Party without registration under the Securities Act of 1933, as amended, it being understood that no opinion is expressed as to any subsequent offer or resale of any Securities.

This opinion is limited to the federal securities law of the United States of America.

This opinion is rendered solely to you in connection with the proposed sale of the Securities by Secured Party. This opinion may not be relied upon by you for any other purpose or relied upon by any other person or furnished to any other person without our prior written consent.

Very truly yours,

Schedule I to Exhibit 1

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Re:	Sale of [ ] [2.95% Convertible Senior Secured Notes due 2026/ Shares of Class A Common Stock] of AMC Entertainment Holdings, Inc. (“Issuer”) to Qualified Institutional Buyers in a Private Placement

Ladies and Gentlemen:

We hereby refer to the Margin Loan and Security Agreement dated as of October 31, 2019 (the “Margin Loan Agreement”) between [                    ] (“we,” “our” or “us”) and SLA CM Avatar Holdings, L.P. (“Borrower”) pursuant to which Borrower has pledged to us, inter alia, 2.95% Convertible Senior Secured Notes due 2026 (the “Pledged Convertible Notes”) of Issuer to secure Borrower’s obligations to us under the Margin Loan Agreement.

In connection with our proposed sale, as pledgee under the Margin Loan Agreement, of [                    ] [Pledged Convertible Notes / shares of Class A common stock of Issuer received upon conversion or exchange of Pledged Convertible Notes] (the “Securities”) in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), we represent and warrant to you:

(a)

The Securities are being sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or to purchasers that we and any person acting on our behalf reasonably believe are qualified institutional buyers. We have notified the purchaser of the restrictions on further transfer of the Securities, and the purchaser is aware that the Securities are being sold by us pursuant to an exemption from registration under the Securities Act for private placements of securities.

(b)	Issuer is subject to Section 13(a) and/or Section 15(d) of the Securities Exchange Act of 1934, as amended.

(c)	Neither we nor any person acting on our behalf has offered or sold the Securities by any form of general solicitation or general advertising.

Very truly yours,

[ ]

By:

Name:
Title:

EXHIBIT 2

Form of Opinion of Counsel

AMC Entertainment Holdings, Inc.

[                    ]

Ladies and Gentlemen:

We are acting as counsel for [                    ] (“Secured Party”) in connection with the sale by it of [    ] [2.95% Convertible Senior Secured Notes due 2026/ shares of Class A common stock] (the “Securities”) of AMC Entertainment Holdings, Inc., a Delaware corporation (“Issuer”), that were [received upon conversion or exchange of 2.95% Convertible Senior Secured Notes due 2026] pledged to it by SLA CM Avatar Holdings, L.P. (“Borrower”) to secure Borrower’s obligations pursuant to the Margin Loan and Security Agreement dated as of October 31, 2019 among, inter alia, Borrower and Secured Party.

We have examined a representation letter from Secured Party dated as of [                    ] (the “Seller’s Letter”) with respect to the sale of the Securities. In rendering the opinion expressed herein, we have relied exclusively on the Seller’s Letter, a copy of which is attached hereto as Schedule I, as to matters of fact, and we have without independent inquiry or investigation assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so and (v) all statements in the Seller’s Letter were and are accurate.

Based on the foregoing, we are of the opinion that the Securities may be sold by Secured Party as described in the Seller’s Letter without registration under the Securities Act of 1933, as amended, in reliance of Rule 144 promulgated thereunder and that any restrictive legends concerning transfers of the Securities may be removed.

This opinion is limited to the federal securities law of the United States of America.

This opinion is rendered solely to you in connection with the proposed sale of the Securities by Secured Party. This opinion may not be relied upon by you for any other purpose or relied upon by any other person or furnished to any other person without our prior written consent.

Very truly yours,

Schedule I to Exhibit 2

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Re:	Sale of [ ] [2.95% Convertible Senior Secured Notes due 2026/ Shares of Class A Common Stock] of AMC Entertainment Holdings, Inc. (“Issuer”)

Ladies and Gentlemen:

We hereby refer to the Margin Loan and Security Agreement dated as of October 31, 2019 (the “Margin Loan Agreement”) between [                    ] (“we,” “our” or “us”) and SLA CM Avatar Holdings, L.P. (“Borrower”) pursuant to which Borrower has pledged to us, inter alia, 2.95% Convertible Senior Secured Notes due 2026 (the “Pledged Convertible Notes”) of Issuer to secure Borrower’s obligations to us under the Margin Loan Agreement.

In connection with our proposed sale, as pledgee under the Margin Loan Agreement, of [                    ] [Pledged Convertible Notes / shares of Class A common stock of Issuer received upon conversion or exchange of Pledged Convertible Notes] pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), we represent and warrant to you:

(a)	We are not an “affiliate” of Issuer within the meaning of Rule 144 under the Securities Act and have not been such an affiliate within the preceding three months.

(b)

Issuer is, and has been for a period of at least 90 days immediately before the proposed sale, subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

(c)	A period of at least six months has elapsed for purposes of Rule 144(d) under the Securities Act since the date the Pledged Convertible Notes were pledged to us.

(d)	Issuer has satisfied the conditions set forth in Rule 144(c)(1) under the Securities Act at the time of the proposed sale.

(e)

If the shares of Class A common stock to be sold were issued upon exchange of the Pledged Convertible Notes, no consideration other than Pledged Convertible Notes was delivered by the Borrower in such exchange.

Very truly yours,

[ ]

By:

Name:
Title:

EXHIBIT D

INTENTIONALLY OMITTED

D-1

EXHIBIT E

INTENTIONALLY OMITTED

E-1

ANNEX A

PLAN OF DISTRIBUTION

The selling securityholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of Class A common stock (collectively, “Securities”) covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the Securities covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the Securities. We will not receive any proceeds from the sale of Securities.

The selling securityholders may sell the Securities covered by this prospectus from time to time, and may also decide not to sell all or any of the Securities that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:

•

purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the Securities for whom they may act as agent;

•

one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•

the pledge of Securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of Securities, and, in the case of any collateral call or default on such loan or obligation, pledges or sales of Securities by such pledgees or secured parties;

•	short sales or transactions to cover short sales relating to the Securities;

•	one or more exchanges or over the counter market transactions;

Annex A-1

•

through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling securityholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling securityholder may also resell all or a portion of its Securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) provided it meets the criteria and conforms to the requirements of Rule 144 and all applicable laws and regulations.

The selling securityholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares of common stock received under those sale, forward sale or derivative arrangements or shares of common stock pledged by the selling securityholder or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as may be required.

In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of Securities or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge Securities, and the borrower or pledgee may sell or otherwise transfer the Securities so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those Securities to investors in our securities or the selling securityholders’ securities or in connection with the offering of other securities not covered by this prospectus.

Annex A-2

To the extent necessary, the specific terms of the offering of Securities, including the specific Securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, if any, and any applicable compensation in the form of discounts, concessions or commissions paid to underwriters or agents or paid or allowed to dealers will be set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part. The selling securityholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase Securities from the selling securityholders. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. If necessary, any such contracts will be described and be subject to the conditions set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of Securities for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.

In connection with sales of Securities covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” under the Securities Act must deliver this prospectus in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.

We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.

The selling securityholders will be subject to the applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Securities by the selling securityholders. Regulation M may also restrict the ability of any person engaged in the

Annex A-3

distribution of the Securities to engage in market-making activities with respect to the Securities. These restrictions may affect the marketability of such Securities.

In order to comply with applicable securities laws of some states or countries, the Securities may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available. In addition, any Securities of a selling securityholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

In connection with an offering of Securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities offered under this prospectus. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

Annex A-4